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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Triumph Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Notice of Annual Meeting of Stockholders To Be Held on July 11, 2018

To the holders of shares of our common stock:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Triumph Group, Inc. ("Triumph" or the "Company") will be held at Armed Forces Benefit Association, The Charles C. Blanton Building, 909 North Washington Street, Alexandria, Virginia 22314, on Wednesday, July 11, 2018, beginning at 9:00 a.m., local time, for the following purposes:

  1.
  To elect nine nominees for director for the coming year;

  2.
  To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2018;

  3.
  To approve the Triumph Group, Inc. 2018 Equity Incentive Plan;

  4.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019;

  5.
  To consider a stockholder proposal to reduce the threshold to call special stockholder meetings to 10% of outstanding shares; and

  6.
  To transact any other business as may properly come before the meeting or any postponements or adjournments.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the accompanying proxy will vote with their judgment on those matters.

        On May 31, 2018, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials (the "Notice") for the 2018 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 11, 2018 containing instructions on how to access this proxy statement and our annual report and how to vote online. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

        Only stockholders of record at the close of business on May 17, 2018 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder of record at the close of business on May 17, 2018 attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy. If you do attend the Annual Meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise.

By order of the Board of Directors,
John B. Wright, II Secretary

May 31, 2018
Berwyn, Pennsylvania

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote in person at the Annual Meeting, by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 11, 2018.

        Triumph Group, Inc.'s proxy statement for the 2018 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and the 2018 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

i

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Proxy Statement For Annual Meeting of Stockholders To be held on July 11, 2018

GENERAL INFORMATION

         Triumph Group, Inc. ("Triumph", the "Company", "we", "us" or "our") first made these materials available to stockholders on or about May 31, 2018 on the Internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors of the Company for use at our annual meeting of stockholders on Wednesday, July 11, 2018 (the "Annual Meeting"), to be held at 9:00 a.m., local time, at Armed Forces Benefit Association, The Charles C. Blanton Building, 909 North Washington Street, Alexandria, Virginia 22314, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

         In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this proxy statement and our 2018 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials (the "Notice") for the Annual Meeting which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. You may request printed copies up until one year after the date of the Annual Meeting.

         The Notice provides you with instructions on how to view our proxy materials for the Annual Meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

         Sending a signed proxy will not affect your right to attend the Annual Meeting and vote in person because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of the Company at any time before your proxy is exercised or by attending the Annual Meeting and voting in person. Directions to the Annual Meeting can be found on our website at http://triumphgroup.com/contact-us/solutions.

         In the absence of contrary instructions, your shares included on the Notice or the proxy card, as the case may be, will be voted:

  "FOR" the nine nominees for director stated thereon;

  "FOR" the approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2018;

  "FOR" the approval of the Triumph Group, Inc. 2018 Equity Incentive Plan;

  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019; and

  "AGAINST" the stockholder proposal to reduce the threshold to call special stockholder meetings to 10% of outstanding shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 11, 2018.

         Triumph Group Inc.'s proxy statement for the 2018 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and the 2018 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

VOTE REQUIRED FOR APPROVAL

General

        Holders of record of our common stock as of the close of business on May 17, 2018, the record date, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the Annual Meeting.

        As of the record date, there were 49,719,481 shares of common stock outstanding and entitled to vote on the election of directors and all other matters. Holders of common stock will vote on all matters as a class. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Computershare, our transfer agent.

        The presence in person or by proxy of the holders of a majority of the outstanding common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

Proposal No. 1—Election of Directors

        In an uncontested election (which is the case for the election of directors at the Annual Meeting), directors will be elected by a majority of the votes cast by holders of common stock present in person or represented by proxy. A majority of the votes cast means that the number of votes cast "for" a director nominee must exceed the number of votes cast "against" that nominee. Abstentions and broker non-votes are not considered votes cast on this proposal and, therefore, will have no effect on the results of the vote on this proposal. Our Amended and Restated By-Laws (the "By-Laws") contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast at the Annual Meeting.

Proposal No. 2—Approval, by Advisory Vote, of Compensation Paid to our Named Executive Officers for Fiscal Year 2018

        Approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2018 will require the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The vote on this proposal is advisory in nature and, therefore, not binding on the Company. However, our Board and the Compensation and Management Development Committee (the "Compensation Committee") will consider the outcome of this vote in its future deliberations regarding executive compensation.

Proposal No. 3—Approval of the Triumph Group, Inc. 2018 Equity Incentive Plan

        Approval of the Triumph Group, Inc. 2018 Equity Incentive Plan will require the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The calculation of the votes required to approve this proposal is consistent with the New York Stock Exchange's requirements for stockholder approval of an equity compensation plan.

Proposal No. 4—Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2019

        Ratification of the Audit Committee's selection of our independent registered public accounting firm will require the favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

Proposal No. 5—Stockholder Proposal to Reduce the Threshold to Call Special Stockholder Meetings to 10% of Outstanding Shares

        Approval of the stockholder proposal to reduce the threshold to call special stockholders meetings will require a favorable vote of holders of a majority of the shares having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal.

SOLICITATION OF PROXIES

        We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or electronic communication. These officers and other regular employees will not receive additional compensation. We are required to pay, upon request, the reasonable expenses incurred by record holders of common stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

        The Company has engaged the services of Saratoga Proxy Consulting LLC, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Saratoga Proxy Consulting LLC for this service will be approximately $10,000, plus reimbursement for out of pocket expenses. The Company will bear the cost of this solicitation.

PROPOSALS TO STOCKHOLDERS

Proposal No. 1—Election of Directors

        The Board of Directors of the Company (the "Board" or the "Board of Directors") currently consists of ten directors: Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Daniel P. Garton, Dawne S. Hickton, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and Larry O. Spencer. At the Annual Meeting, nine of the directors are being submitted as nominees for election by the stockholders for a term ending at the next annual meeting of stockholders and when each such director's successor is duly elected and qualified. John G. Drosdick is not standing for reelection. Effective as of the Annual Meeting, the size of the Board will be decreased to nine.

        The table below lists the name of each person nominated by the Board to serve as a director for the coming year. All of the nominees are currently members of our Board with terms expiring at the Annual Meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Annual Meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of Paul Bourgon, Daniel J. Crowley, Ralph E. Eberhart, Daniel P. Garton, Dawne S. Hickton, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and Larry O. Spencer. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees	Age	Year First Elected a Director
Paul Bourgon	61	2008
Daniel J. Crowley	55	2016
Ralph E. Eberhart	71	2010
Daniel P. Garton	61	2018
Dawne S. Hickton	60	2015
William L. Mansfield	70	2012
Adam J. Palmer	45	2010
Joseph M. Silvestri	56	2008
Larry O. Spencer	64	2018

        The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

        Paul Bourgon has been a Director of Triumph since 2008. Mr. Bourgon has served as General Manager—Global Sales and Engineering for SKF Aeroengine since 2006. SKF Group supplies products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems and SKF Aeroengine, a division of SKF Group, focuses on providing services in bearing repair and overhaul. Prior to joining SKF Aeroengine, Mr. Bourgon served as Vice President—Marketing of Heroux-Devtex Inc., a company which then supplied the commercial and military sectors with landing gear, airframe structural components, including kits, and aircraft engine components. Mr. Bourgon also serves on the board of directors of Venture Aerobearing LLC. Mr. Bourgon's current experience as a president of a significant aerospace business and his past experience within the aerospace industry enable him to serve as an additional point of reference on trends and developments affecting Triumph's business and its customers, suppliers and competitors. In addition, his background as a Chartered Accountant, member of the Canadian Institute of Chartered Accountants since 1983, articling with Coopers & Lybrand in Montreal in the Auditing and Taxes departments, as well as his ongoing responsibility for the financial statements of the business he manages, enables him to lend additional financial expertise to the deliberations of the Board.

        Daniel J. Crowley has been a Director of Triumph since 2016. Mr. Crowley has served as Triumph's President and Chief Executive Officer since January 4, 2016. Mr. Crowley served as a corporate vice president and President of Integrated Defense Systems at Raytheon Company from 2013 until 2015, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. Mr. Crowley brings to the Board 34 years of industry experience during which he has held key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products. He also provides the Board with detailed information about Triumph's businesses and communicates management's perspective on important matters to the Board.

        Ralph E. Eberhart has been a Director of Triumph since 2010 and its non-executive Chairman since April 2015. Gen. Eberhart served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. Since January 2005, he has also been the Chairman and President of the Armed Forces Benefit Association. Gen. Eberhart's active military career spanned 36 years. He is also a member of the board of directors of Rockwell Collins, Inc., Jacobs Engineering Group, Inc. and VSE Corporation and is a director of two private companies. Gen. Eberhart joined the Board as part of an arrangement in connection with the Company's acquisition (the "Vought Acquisition") of Vought Aircraft Industries, Inc. ("Vought") in 2010. Given the significant share of Triumph's business focused on serving the militaries of the United States and other countries, Gen. Eberhart provides the Board with valuable insight into military operations that enables the Company to better serve its military customers. The Company also benefits from his experience as a director of other aerospace and defense companies. Moreover, his senior leadership experience enables him to provide management with valuable advice on governance and management issues.

        Daniel P. Garton has been a director of Triumph since February 2018. Mr. Garton is the former Chief Executive Officer and President of American Eagle Holding Corporation, a wholly owned subsidiary of American Airlines, a position he held from June 2010 until December 2014, at which time he retired. He previously served as Executive Vice President and Chief Marketing Officer for American Airlines, and Senior Vice President and Chief Financial Officer of Continental Airlines. He is currently a member of the Board of Directors of Liberty Property Trust and served as a director of Republic Airways Holdings Inc. from 2014 to 2017. The Company benefits from Mr. Garton's diverse functional leadership experiences during his career of over 30 years in the airline industry in key management and financial positions. In addition he brings extensive experience working with many of the aerospace OEMs Triumph serves, including Boeing, Airbus, Bombardier and Embraer and with Tier 2 major component and engine suppliers, and aftermarket service providers.

        Dawne S. Hickton has been a Director of Triumph since 2015. Since 2016, Ms. Hickton has been President and founding partner of Cumberland Highstreet Partners. Ms. Hickton is the former Vice Chair, President and Chief Executive Officer of RTI International Metals, Inc. ("RTI"), a New York Stock Exchange listed vertically integrated global supplier of advanced titanium and specialty metals products that meet the requirements of technologically sophisticated applications in commercial aerospace, defense, propulsion, medical device, energy and other markets. Ms. Hickton served as Chief Executive Officer from April 2007 until July 2015, when RTI was acquired by Alcoa Inc. ("Alcoa"), and served as a member of RTI's Board of Directors from 2007 until the acquisition by Alcoa. Prior to becoming RTI's Chief Executive Officer, she was Senior Vice President Administration and Principal Financial Officer. Ms. Hickton has over 30 years of diversified metals experience, including more than 15 years in the titanium industry spanning several business cycles. Ms. Hickton is the Deputy Chair of the Board of the Federal Reserve Bank of Cleveland and serves as a director of Jacobs Engineering Group, Inc. and Haynes International, Inc. She is the immediate past president of the International

Titanium Association. In 2016, Ms. Hickton was appointed to the Board of Directors of Norsk Titanium AS, a supplier of aerospace grade, additive manufactured, structural titanium components. In addition, she is a member of the University of Pittsburgh's Board of Trustees, serving on the student affairs and property and facilities committees. She is also a member of the Board of Directors of the Smithsonian National Air and Space Museum, and serves on the board of the Wings Club. The Board believes that Ms. Hickton's substantial experience as the Chief Executive Officer of a public company with extensive and diversified manufacturing operations and broad exposure to the aerospace markets contributes significantly to the Board's deliberations on issues of corporate development, leadership and governance.

        William L. Mansfield has been a Director of Triumph since 2012. Mr. Mansfield served as the Chairman of the Board of The Valspar Corporation from August 2007 through June 2012 and served as its Chief Executive Officer from February 2005 to June 2011 and as its President from February 2005 through February 2008. Mr. Mansfield also served as a director of Bemis Company, Inc. until May 2018 and as Non-Executive Chairman of the Board of Axiall Corporation until August 2016. Mr. Mansfield brings to the Board deep management experience as a former chief executive officer of a significant, publicly-traded manufacturing business with diverse operations spread across the globe as well as a track record of enhancing growth through acquisition. Likewise, his continuing service as a director of other public companies is a source of additional insight into developments in corporate management and governance.

        Adam J. Palmer has been a Director of Triumph since 2010. Mr. Palmer is currently a Managing Director and Head of the Global Aerospace, Defense and Government Services Group at The Carlyle Group ("Carlyle"), a global alternative asset management firm. Prior to joining Carlyle in 1996, Mr. Palmer was with Lehman Brothers focusing on mergers, acquisitions and financings for aerospace, defense and information services companies. Mr. Palmer also currently serves on the boards of directors of Sequa Corporation, Wesco Aircraft Holdings, Inc., Global Jet Capital, LLC, Dynamic Precision Group, Inc. and Novetta Solutions. Mr. Palmer served as a member of Vought's board of directors from 2000 until the Vought Acquisition and led the negotiations on behalf of Carlyle that culminated in Triumph's acquisition of Vought from equity funds affiliated with Carlyle. Mr. Palmer was a director of Landmark U.S. Holdings, LLC from October 2012 until February 2016. Mr. Palmer joined the Board as part of an arrangement in connection with the Vought Acquisition. The Board benefits from Mr. Palmer's deep familiarity with Vought's business acquired through his years of involvement in developing its business as a Carlyle investment. The Board also benefits from Mr. Palmer's knowledge and understanding of the aerospace and defense industry, acquired through his years of active involvement as an investor, as well as his understanding of management issues derived from his participation on corporate boards.

        Joseph M. Silvestri has been a Director of Triumph since 2008 and previously served as a Director of Triumph from 1995 to 2005. Mr. Silvestri is currently a Managing Partner of Court Square Capital Partners, an independent private equity firm, and has been employed by Court Square Capital Partners and its predecessors since 1990. Mr. Silvestri also serves on the board of directors of numerous private companies. Through his two periods of service on the Board, Mr. Silvestri has acquired a deep understanding of Triumph's background and development. He also lends to the Board's deliberations the benefit of his own knowledge and understanding of the operation of the capital markets, financial matters and mergers and acquisitions generally gained through his years of participation in private equity investments. In addition, as an experienced private equity investor, he is able to share with the Board insights on corporate management and best practices derived from his experience with the many portfolio companies with which he has been associated.

        Larry O. Spencer has been a Director of Triumph since January 2018. Gen. Spencer has served as President of the Air Force Association ("AFA") since April 2015, where he is responsible for the management and operations of AFA, the AFA's Veteran Benefits Association, and the Air Force

Memorial Foundation. He also serves on the Board of Directors of Whirlpool Corporation. Gen. Spencer spent 44 years in the United States Air Force ("USAF"), retiring as a four-star general in 2015. He served as Vice Chief of Staff of the USAF and served as a member of the Joint Chiefs of Staff Requirements Oversight Council and Deputy Advisory Working Group. The Company benefits from Gen. Spencer's experiences as a leader of large, complex organizations, his knowledge of global business operations and logistics and his insight into the military and government affairs.

        The Board recommends that stockholders vote "FOR" each of the nominees. The nominees receiving a majority of the votes cast in favor of their election will be elected as directors.

Proposal No. 2—Advisory Vote on Compensation Paid to Named Executive Officers for Fiscal Year 2018

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") added Section 14A to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers for fiscal year 2018 as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Currently we hold this vote annually.

        We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company's success by providing elements of compensation that align the executives' interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis (the "CD&A"), which begins on page 32 of this proxy statement, describes in detail the components of our executive compensation program, the process by which our Board of Directors makes executive compensation decisions, and the compensation paid to our named executive officers for fiscal year 2018. Highlights of our executive compensation program include the following:

  •
  We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual's experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.

  •
  We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain Company-based performance objectives are met or exceeded.

  •
  We design our performance-based equity awards such that:

  (i)
  they align management's interest with that of our stockholders;

  (ii)
  they induce management to remain with the Company through vesting requirements over several years; and

  (iii)
  they promote the achievement of the Company's short- and long-term targeted business objectives.

  •
  We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

        The vote on this proposal is advisory, which means that the approval of the compensation paid to our named executive officers is not binding on the Company, the Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers for fiscal year 2018, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders' concerns. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's named executive officers for fiscal year 2018, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.

        The Board recommends that stockholders vote "FOR" the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement.

Proposal No. 3—Approval of Triumph Group, Inc. 2018 Equity Incentive Plan

Executive Summary

        We are requesting that the stockholders approve the terms of the Triumph Group, Inc. 2018 Equity Incentive Plan (the "Equity Plan"). On May 23, 2018, the Compensation and Management Development Committee of the Board of Directors (the "Compensation Committee") approved the Equity Plan and recommended it to the Board of Directors for approval. On May 29, 2018, the Board of Directors adopted and approved the Equity Plan and directed that it be submitted to stockholders for their approval. The Board believes that the Equity Plan is an important compensation tool designed to retain and motivate the officers and other employees of the Company and its affiliates whose long-term employment is considered essential to the Company's continued progress, while aligning the interests of such employees with stockholders, and providing incentives for such persons to create stockholder value.

        The Equity Plan will replace the existing Triumph Group, Inc. 2013 Equity and Cash Incentive Plan (the "2013 Plan"). The Equity Plan became effective on May 29, 2018, and the awards made to the Chief Executive Officer for fiscal year 2019 were made under the Equity Plan. No other awards will be made under the Equity Plan until it is approved by the stockholders. If stockholders approve the Equity Plan, no further awards will be made under the 2013 Plan, and the 2013 Plan will remain in existence only as it applies to outstanding awards previously made under the 2013 Plan.

        The Equity Plan has the following key features:

  •
  provides for grants of stock options (both "incentive stock options" and nonstatutory stock options), stock awards and restricted stock units or "RSUs;"

  •
  equity grants, whether stock options, stock awards, or RSU awards, may or may not be performance-based;

  •
  each type of award is subject to a minimum one-year vesting period for 95% of the awards made under the Equity Plan;

  •
  no dividends or dividend equivalents are routinely granted, and if awarded, will only be paid if the underlying award vests and the shares of common stock are issued;

  •
  no income tax gross-up provisions are included in the Equity Plan;

  •
  a stock option may not be granted with an exercise price lower than the fair market value of the underlying share on the grant date; no transaction that would constitute a "repricing" of stock options can be implemented without stockholder approval (other than in connection with a change in Triumph's capitalization); and

  •
  shares subject to awards that are cancelled, expire or are forfeited without the issuance of any shares will be available for re-grant under the Equity Plan, but shares tendered in payment of any exercise price or withheld to satisfy any tax withholding obligation will not be available for re-grant; any cash tendered to pay any exercise price or to meet tax withholding obligations will not be used by the Company to purchase additional shares on the open market for use under the Equity Plan. There are no evergreen provisions in the Equity Plan.

        The Equity Plan is to be used for equity-based awards to officers and other employees of the Company or its affiliates beginning in 2018. The Equity Plan enables the Company to grant stock options and make stock awards and restricted stock unit awards to eligible employee participants. Such awards can have service-based and/or performance-based vesting requirements.

        While equity incentive awards are an important part of our pay-for-performance compensation program, the Board and the Compensation Committee are mindful of their responsibility to our stockholders to exercise judgment in granting equity-based awards. We review a number of metrics to assess the cumulative impact of our equity compensation programs, including burn rate and overhang.

Burn rate measures our usage of shares from our equity incentive plans as a percentage of our outstanding common stock. Overhang measures the potential dilution to which our existing stockholders are exposed due to outstanding equity awards.

        The annual share usage for the last three fiscal years was as follows:

	FY 2016	FY 2017	FY 2018
Burn Rate(1)	0.1%	1.0%	1.0%
Overhang(2)	9.5%	9.1%	8.9%

(1)
Burn rate represents (i) the sum of stock options, restricted stock and RSUs granted divided by (ii) the basic weighted average common shares outstanding for the applicable fiscal year.

(2)
Overhang represents (i) total plan shares divided by (ii) the sum of total plan shares and common shares outstanding, where total plan shares equals the sum of the number of shares available for future grants under all existing plans, and the number of stock options, restricted stock and RSUs outstanding.

        In determining the number of shares to be reserved for issuance under the Equity Plan, the Compensation Committee considered a forecast of the shares needed for retention of key employees and a forecast of future grants to all employees.

Description of the Equity Plan

        The following description of the Equity Plan is only a summary of the material features of the Equity Plan and does not describe all of its provisions. The Equity Plan is attached to this proxy statement as Appendix A to this proxy statement. This summary is qualified in its entirety by reference to the text of the Equity Plan.

Administration

        The Equity Plan will be administered by the Compensation Committee. The Compensation Committee, acting as the administrator of the Equity Plan, will have, among other things, the discretionary authority to interpret the Equity Plan, determine eligibility for and grant awards, determine the number of shares subject to any award made under the Equity Plan, determine, modify or waive the terms and conditions of any award, prescribe forms, rules and procedures, and do all things necessary to carry out the purposes of the Equity Plan, all subject to the provisions of the Equity Plan. All determinations of the Compensation Committee made under the Equity Plan will be conclusive and will bind all parties. The Compensation Committee may, in its discretion, delegate to one or more individuals the day-to-day administration of the Equity Plan and any of the functions assigned to the Compensation Committee in the Equity Plan.

Shares Subject to the Equity Plan

        An aggregate amount of 2,000,000 shares of our common stock have been authorized and reserved for issuance under the Equity Plan.

        As of April 30, 2018, 150,000 shares were reserved for outstanding unexercised stock option awards (with a weighted-average exercise price per share of $30.86 and a weighted-average remaining term of 8.0 years) and 842,940 shares were reserved for outstanding nonvested restricted stock, RSUs, deferred stock units and performance share units. These outstanding awards have been issued under prior stockholder-approved plans, including the 2013 Plan and our 2016 Directors' Equity Compensation Plan. As of April 30, 2018, we had 49,719,481 shares of common stock issued and outstanding. The closing price of our common stock on April 30, 2018 was $23.65.

        Shares of common stock underlying any award that is forfeited, cancelled or satisfied without the issuance of shares of common stock will be added back to the shares of common stock available for future issuance under the Equity Plan. Any shares of common stock withheld by the Company to satisfy a participant's tax withholding obligations with respect to an award, or used by a participant to pay any exercise price will not be added back to the shares of common stock available for issuance under the Equity Plan. Shares of common stock that may be issued under the Equity Plan may be any combination of authorized and newly issued shares or shares held by the Company as treasury shares.

Eligibility

        All active employees of the Company or any of its affiliates are eligible to participate in the Equity Plan. As of March 31, 2018, there were approximately 110 management employees, including the five current named executive officers, each of whom would be eligible to be granted awards under the Equity Plan. The Compensation Committee, in its discretion, selects the employees to whom awards may be granted, the time or times at which such awards are granted and the terms of such awards.

Types of Awards

        Awards under the Equity Plan may be made in the form of stock options, stock awards or RSU awards, whether singly or in combination with any other form of award. Any of the foregoing awards may be made subject to the attainment of performance goals over the applicable performance period. The terms of all awards made under the Equity Plan will be determined by the Compensation Committee and will be stated in an award agreement.

  Stock Options

        Each stock option will be evidenced by a stock option agreement between the Company and the participant.

        Exercise Price.    The Compensation Committee determines the exercise price of stock options at the time the stock options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. Other than in connection with a change in Triumph's capitalization, options cannot be repriced without stockholder approval.

        Vesting Period; Performance Goals and Exercise Dates.    Stock options may vest or be exercisable at such time, subject to the achievement of designated performance goals, or in such installments, prior to the expiration of the option, as the Compensation Committee determines. Unless a stock option vests earlier in accordance with a termination event (as described below), the minimum vesting schedule is one year after the date of grant.

        Exercise of Stock Options; Form of Consideration.    The Compensation Committee determines when options become exercisable and in its discretion may accelerate the vesting of any outstanding options. The Equity Plan permits payment of the exercise price to be made by cash, check, wire transfer, other shares of common stock of Triumph, broker assisted same-day sales, any other form of consideration permitted by applicable law or any combination of these alternatives.

        Term of Stock Options.    The term of an option may be no more than ten years from the date of grant. An option may not be exercised after the expiration of its term.

        Termination of Employment.    If a participant's employment terminates for any reason (other than as described below), then all vested options held by the participant under the Equity Plan will terminate ninety days after the participant's termination of employment, and any unvested options will terminate upon the participant's termination of employment. The Equity Plan provides for different vesting or exercise rights under certain termination of employment events described below in this proxy statement.

        Automatic Exercise of In-the-Money Options.    Unless otherwise determined by the Compensation Committee (in an award agreement or otherwise) or as otherwise directed in writing to the Company by a participant holding an option, each option outstanding on the trading day prior to the date the option would otherwise expire with an exercise price per share that is less than the fair market value per share of Common Stock as of such date will automatically and without further action by the participant or the Company be exercised on such date. Payment of the exercise price of any such option and related tax obligations will be "net settled" to the maximum extent permitted by applicable law. This automatic exercise feature does not apply to an option if the participant incurs a termination of employment on or before the date immediately prior to the end of the option's term.

        Other Provisions.    The option agreement may contain other terms, provisions and conditions not inconsistent with the Equity Plan, as may be determined by the Compensation Committee.

  Stock Awards

        Each stock award will be evidenced by a stock award agreement between the Company and the participant.

        Restrictions and Performance Goals.    Stock awards may be earned and any forfeiture restrictions may lapse, at such time and in such installments, or subject to such performance goals and within any performance period established by the Compensation Committee. Unless a stock award vests earlier in accordance with a termination event (as described below), the minimum vesting schedule is one year after the date of grant.

        Forfeiture.    Unless otherwise provided in the stock award agreement, upon a participant's termination of employment (other than as described below), the shares subject to a stock award that have not been earned pursuant to the stock award agreement will be forfeited. The Equity Plan provides for different vesting or lapse of forfeiture rights under certain termination of employment events described below in this proxy statement.

        Dividends.    Dividends that are declared and paid on the outstanding shares of common stock during any period for which forfeiture restrictions apply to a stock award will not be paid at the time dividends are paid to stockholders, but will be accrued, without interest, and paid out only when such forfeiture restrictions lapse. Any accrued dividends are forfeited to the extent the underlying shares under the stock award are forfeited.

        Rights as a Stockholder.    The participant will be a stockholder upon the grant of a stock award, but such rights are forfeited if the shares subject to the stock award are forfeited.

  Restricted Stock Unit Awards

        Each RSU award will be evidenced by a RSU award agreement between the Company and the participant. Each RSU award subject to performance goals (each, a "PSU award") will be evidenced by a PSU award agreement between the Company and the participant.

        Service and Performance-Based Restrictions.    RSUs may be earned and any forfeiture restrictions may lapse, at such time and in such installments established by the Compensation Committee. A RSU award that includes service-based restrictions will be subject to forfeiture until the expiration of the restricted period established by the Compensation Committee. A PSU award that includes performance goals to be achieved in order to be earned will be subject to forfeiture until the satisfaction of any applicable performance goals established by the Compensation Committee during a designated performance period. Unless a RSU or PSU vests earlier in accordance with a termination event (as described below), the minimum restriction period is one year after the date of grant.

        Rights as a Stockholder.    No shares will be issued to the participant at the time a RSU or PSU award is granted. The Company will not be required to set aside a fund for the payment of any RSU or PSU award.

        Dividend Equivalents.    Unless set forth in an award agreement, no dividend equivalents will be paid on any RSU or PSU award. Dividend equivalents, if added in an award agreement, will only be paid to the extent the RSU or PSU award is actually earned and paid.

        Forfeiture.    Upon a participant's termination of employment (other than as described below), the shares subject to RSUs that have not been earned pursuant to the award agreement will be forfeited. The Equity Plan provides for different vesting or lapse of forfeiture rights under certain termination of employment events described below in this proxy statement.

Impact of Certain Termination Events on Stock Options, Stock Awards and RSUs/PSUs

        Unless otherwise specified in an award agreement, specific events that lead to termination of a participant's employment with the Company or an affiliate have the following consequences on outstanding awards:

Termination Event	Stock Options *	Service-based Stock Awards and RSUs *	Performance-based Stock Awards and PSUs*
Death	Outstanding exercisable options are exercisable for one year after death	Outstanding awards are forfeited	Outstanding awards are forfeited
Disability or Retirement	Outstanding exercisable options are exercisable for one year after termination of employment	Awards that would have vested in one year accelerate and vest on termination of employment	Awards with end of performance period within one year of termination of employment will continue to be subject to performance goals and be issued, if earned, at the end of the performance period
Voluntary Severance Incentive Program	With respect to no more than 5% of the shares available for awards under the Equity Plan, awards will vest and all outstanding options will be exercisable until the options expire	All outstanding stock awards and RSUs accelerate and all forfeiture provisions lapse	All outstanding stock awards and PSUs are forfeited
Divestiture or Workforce Restructuring

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Equity Plan, vest some or all outstanding options, and such options will be exercisable until the options expire

The Compensation Committee may, in its discretion, with respect to no more than 5% of the shares available for awards under the Equity Plan, accelerate the vesting of all or a portion of any outstanding stock award or RSU and provide that all forfeiture provisions lapse

All outstanding stock awards and PSUs are forfeited

*
All of these acceleration events are subject to the requirement that, except for five percent (5%) of the shares available for award under the Equity Plan, the minimum vesting period is one year.

Post-Termination of Employment Restrictions

        Following a participant's termination of employment, the extended exercisability, vesting, or continuation of an award is subject to the following restrictions, among others:

  •
  the participant may not disclose any confidential information relating to the business of the Company or its affiliates;

  •
  the participant must disclose and assign to the Company or one of its affiliates any invention(s) made or conceived during the employment period, and provide reasonable assistance to the Company to secure patent protections; and

  •
  a participant retiring due to age may provide advisory or consulting services to the Company from time to time, at the reasonable request of the Company.

Performance-Based Awards

        Performance-based awards under the Equity Plan may be subject to one or more of the performance goals for a performance period, used individually or in combinations. Performance goals are financial or operating, stock performance-related or individually-based goals established for an award by the Compensation Committee.

Nontransferability

        Unless provided otherwise in an award agreement, awards granted under the Equity Plan are not transferable other than by beneficiary designation, will or the laws of descent or distribution.

Adjustments Upon Certain Transactions

        Changes in Capitalization.    Subject to any required action by stockholders, the number and kind of shares covered by each outstanding award, the price per share subject to each outstanding award and the share limitations set forth in the Equity Plan will be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company's stock, or any other increase or decrease in the number of issued shares of the Company's stock effected without receipt of consideration by the Company.

        Liquidation or Dissolution.    In the event of a liquidation or dissolution of the Company, other than a dissolution or liquidation that is defined as a "Change in Control" under the Equity Plan, the Compensation Committee will notify each participant as soon as practicable prior to the effective date of such proposed transaction, and, in its discretion, may provide that each participant will have the right to exercise all of the participant's stock options, including those not otherwise exercisable, until ten days prior to the proposed transaction. In addition, the Compensation Committee may cause any restrictions on any award to lapse prior to the transaction, provided the proposed transaction occurs.

        Change in Control.    Unless more specific terms are set forth in any separate plan document or agreement between the Company and any awardee, the following provisions describe the treatment of outstanding awards if a Change in Control of the Company occurs:

  •
  Awards Not Assumed or Substituted by the Surviving Entity.  Upon the occurrence of a Change in Control, and except with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Compensation Committee or the Board: (i) outstanding options, stock awards and RSUs, and other awards in the nature of rights that may be exercised, will become fully vested and exercisable, (ii) time-based vesting restrictions on outstanding awards will lapse, and (iii) the payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant performance goals at actual performance goal achievement; provided that if such actual achievement cannot be determined, then at target level, and, subject to the Equity Plan, a pro rata payout will be made to awardees (or their beneficiaries) within 30 days following the date of the Change in Control (unless a later date is required by the Equity Plan) based upon the length of time within the performance period that has elapsed prior to the date of the Change in Control. To the extent that this provision causes incentive stock options to exceed the dollar limitation set forth in Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"), the excess options will be deemed to be nonstatutory stock options.

  •
  Awards Assumed or Substituted by Surviving Entity.  With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within two years after the effective date of the Change in Control, an awardee's employment is terminated without Cause or (subject to the following sentence) the awardee resigns for "good reason" in connection with a Change in Control then (i) all of that participant's outstanding options, stock awards, RSUs and other awards in the nature of rights that may be exercised will become fully vested and exercisable, (ii) all time-based vesting restrictions on the awardee's outstanding awards will lapse, and (iii) the payout opportunities attainable under all of such awardee's outstanding performance-based awards will be deemed to have been earned as of the date of such employment termination at the target level, and (subject to provisions of the Equity Plan) there will be a pro rata payout to the awardee or his or her beneficiary within 30 days following the date of the employment termination (unless a later date is required by the Equity Plan) based upon the length of time within the performance period that has elapsed prior to the date of the employment termination; provided, however, if a severance plan or agreement or employment agreement in place at the time of the Change in Control provides for additional acceleration, the terms of such severance plan or agreement or employment agreement will control. With regard to each award, an awardee will not be considered to have resigned for "good reason" unless either (1) the award agreement includes a "good reason" termination right in connection with a Change in Control or (2) the awardee is or was, prior to the Change in Control, party to an employment agreement or severance or similar agreement or plan with the Company or a subsidiary or affiliate that includes provisions in which the awardee is permitted to resign for "good reason" in connection with a Change in Control (as defined in such agreement or plan). To the extent that this provision causes incentive stock options to exceed the dollar limitation set forth in Section 422(d) of the Code, the excess options will be deemed to be nonstatutory stock options.

        The Compensation Committee, in its sole discretion, may include such further provisions and limitations in any award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Equity Plan. No action described above can be taken that would cause an award to fail to be exempt from or comply with Section 409A of the Code. The rights described above cannot be terminated, amended, or modified upon or after a Change in Control in a manner that would adversely affect an awardee's rights with respect to an outstanding award without the prior written consent of the awardee.

        Reference is made to the Equity Plan, attached as Appendix A for the definition of a Change in Control.

Amendment and Termination of the Equity Plan

        The Compensation Committee may amend, alter, or discontinue the Equity Plan at any time and for any reason. Nevertheless, the Company will obtain stockholder approval for any amendment to the Equity Plan to the extent required by applicable laws or stock exchange rules. In addition, unless approved by stockholders, no amendment will be made that would: (i) materially increase the maximum number of shares for which awards may be granted under the Equity Plan, other than an increase pursuant to a change in capitalization, (ii) "reprice" awards granted under the Equity Plan, (iii) reduce the exercise price of outstanding options, or (iv) change the class of persons eligible to receive awards under the Equity Plan. The Compensation Committee may not alter or impair any award previously granted under the Equity Plan without the written consent of the participant. The Equity Plan will terminate ten years from the date of its approval by the stockholders at the 2018 annual meeting, unless an amendment to extend the term is approved by stockholders. For purposes of the Equity Plan, "repricing" means (1) any transaction performed with the intent or effect of (A) reducing the exercise price of any outstanding option, (B) cancelling or exchanging outstanding options in exchange for cash, other awards or replacement options, including through a tender offer process, with exercise prices that are less than the exercise price of the cancelled or exchanged options, or (C) any similar share exchange transaction involving outstanding awards; or (2) any transaction defined as repricing under the New York Stock Exchange rules for listed companies.

Clawback

        Triumph has the right to recoup or "claw back" any payment made with respect to an award under the Equity Plan to the extent necessary to comply with applicable Federal securities laws or any Board- or Compensation Committee-approved plan or policy.

New Plan Benefits

        Because benefits under the Equity Plan will depend on the Compensation Committee's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Equity Plan is approved by the stockholders.

Material U.S. Federal Income Tax Consequences of Awards

        The following is a summary of material U.S. federal income tax considerations relating to the Equity Plan. The summary is based on U.S. federal income tax laws and regulations presently in effect, which are subject to change, possibly retroactively. Tax laws are complex and may vary depending on individual circumstances and from locality to locality. This discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Equity Plan and does not address state, local or foreign tax consequences. All participants in the Equity Plan are urged to consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of participating in the Equity Plan based on the participant's personal circumstances.

        Nonqualified Stock Options.    Under the Code, the grant of a nonqualified stock option is generally not taxable to the participant. On exercise of a nonqualified stock option granted under the Equity Plan, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares acquired over the exercise price. The participant's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the participant's holding period for those shares will begin on that date. Upon a participant's sale of shares acquired pursuant to the exercise of a nonqualified stock option, any difference between the sale price and the fair market value of the shares on the date when the stock option was exercised will be treated as long-term or short-term capital gain or loss.

        If a participant pays for shares of stock on exercise of an option by delivering shares of Common Stock, the participant will not recognize gain or loss on the shares delivered, even if the fair market value of such shares differs from the participant's tax basis in such shares. The participant, however, will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. The tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. In addition, the holding period of the shares received will include the holding period of the shares delivered as payment. The participant's tax basis and holding period for any shares received in excess of the number of shares delivered by the participant will be the same as if the participant had exercised the option solely in exchange for cash.

        Upon a participant's exercise of a nonqualified stock option, the Company or the applicable subsidiary will generally be entitled to a deduction for U.S. federal income tax purposes at such time and in the same amount recognized as ordinary income to the participant, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those Sections, and provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

        Incentive Stock Options.    The Equity Plan provides for the grant of stock options that qualify as incentive stock options ("ISOs") as defined in section 422 of the Code. Under the Code, a participant generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the participant holds a share of stock received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised (the "Required Holding Period"), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

        If, however, a participant disposes of a share of stock acquired on exercise of an ISO before the end of the Required Holding Period, (a "Disqualifying Disposition") the participant generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised (or, if less, the amount realized on such Disqualifying Disposition) over the exercise price. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, the excess gain recognized will be short-term or long-term capital gain, depending upon the length of time the shares have been held after the date of exercise.

        If a participant exercises an ISO by delivering shares of stock acquired by an earlier exercise of an ISO, and the previously acquired shares have not been held for the Required Holding Period, the participant will recognize ordinary income on the Disqualifying Disposition.

        For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the participant's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the participant's alternative minimum taxable income for that year.

        The Company is not entitled to take a deduction for U.S. federal income tax purposes with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, the Company is entitled to a deduction in an amount equal to the ordinary income includible in income by the participant, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those Sections, and provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

        Stock Awards.    Generally, the participant of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is not vested when it is received under the Equity Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the participant generally will not recognize income until the stock becomes vested, at which time the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the participant in exchange for the stock. The Equity Plan does not allow a participant to make a "section 83(b) election" with the Internal Revenue Service within respect to any stock award or RSU granted under the Equity Plan.

        The Company will be entitled to a deduction for U.S. federal income tax purposes equal to the amount of ordinary income taxable to the participant, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those Sections, and provided that such amount constitutes an ordinary and necessary business expense for the Company, is reasonable in amount, and either the recipient includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

        Upon the disposition of any stock received as a stock award under the Equity Plan, the difference between the sales price and the participant's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year from the date as of which he or she would be required to recognize any compensation income.

        Restricted Stock Units.    A participant normally will not realize taxable income upon the award of RSUs. A participant will be subject to tax on the earlier of the year in which the participant receives the underlying shares of common stock or the year in which the award is no longer subject to a substantial risk of forfeiture. In that year, the participant will recognize income equal to the fair market value of the shares of the Company's common stock received, or no longer subject to a substantial risk of forfeiture, and the Company will be entitled to a deduction in the same amount, provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

        Performance-based Awards.    A participant who has been granted a performance-based award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction for U.S. federal income tax purposes at that time. When an award is paid, whether in cash or shares of Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction, provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount. The participant's tax basis in any shares acquired pursuant to a performance-based award is the amount recognized by him or her as income attributable to such shares. Upon a subsequent disposition of the shares, the participant will generally realize a capital gain or loss, as applicable.

        Tax Withholding.    Ordinary income recognized in connection with the receipt or exercise of an award under the Equity Plan is subject to income and employment tax wage withholding, unless the participant is not an employee of the Company, or any subsidiary or affiliate. The Company, or any subsidiary or affiliate, may deduct from all payments made under the Equity Plan, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign withholding obligations with respect to any award.

        Section 409A of the Code.    Section 409A of the Code governs the taxation of deferred compensation. Awards received under the Equity Plan are intended to be exempt from the requirements of Section 409A where possible. However, there can be no assurance that awards designed to be exempt from Section 409A will in fact be exempt. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award.

        The Board has unanimously approved the 2018 Equity Incentive Plan described above and recommends that stockholders vote "FOR" the approval of the 2018 Equity Incentive Plan as described in this Proposal 3.

Proposal No. 4—Ratification of Selection of Registered Public Accounting Firm

        The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019, and the stockholders are asked to ratify this selection. Ernst & Young LLP has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2018 and 2017

Audit Fees

        Ernst & Young LLP's fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of the Company's quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents and accounting consultations for the fiscal years ended March 31, 2018 and March 31, 2017 were $4.8 million and $4.2 million, respectively. The increase in audit fees in fiscal year 2018 was primarily related to ASC 606 implementation services.

Audit-Related Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2018 and March 31, 2017 for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $0.5 million and $0.8 million, respectively. For the fiscal year ended March 31, 2018 and March 31, 2017, respectively, these audit-related services were primarily related to due diligence services and defined benefit plan audits.

Tax Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2018 and March 31, 2017 for tax compliance, tax advice and tax planning were $0.2 million and $0.2 million, respectively. These services consisted primarily of the review of the Company's U.S. Federal income tax return Form 1120 and consultation regarding transfer pricing.

All Other Fees

        Ernst & Young LLP did not perform any material professional services other than those described above in the fiscal years ended March 31, 2018 and March 31, 2017.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approved the engagement of Ernst & Young LLP to render all of the audit and the permitted non-audit services described above. The Audit Committee has determined that Ernst & Young LLP's rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has delegated to its chair or, if he is unavailable, any other member of the Audit Committee, the right to pre-approve all audit services, between regularly scheduled meetings, subject to presentation to the full Audit Committee at its next meeting.

        The Board recommends that stockholders vote "FOR" the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2019.

Proposal No. 5—Stockholder Proposal to Reduce the Threshold to Call
Special Stockholder Meetings to 10% of Outstanding Shares

Stockholder Proposal

        In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at the Annual Meeting. As an advisory vote, the results of this vote will not be binding on the Board or the Company.

        The following proposal was submitted by Mr. William Steiner, 1482 Paseo de Oro, Pacific Palisades, CA 90272, who represents that he is the beneficial owner of no less than 100 shares of the Company's common stock. The proposal has been included verbatim as we received it.

Proposal No. 5—Special Shareholder Meeting Improvement

        Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board's current power to call a special meeting.

        Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. Adoption of this topic is a low hanging fruit good governance item that will cost our company virtually nothing to adopt—yet can create an incentive for management to improve company performance.

        Another example of low hanging fruit is the falling level of support for the pay of our top executive—which dropped significantly in 2017 compared to 2016. There were 3.5 million votes against executive pay at Triumph Group in 2017 compared to 0.6 million votes against in 2016.

        According to one analytical report there was too loose a link between CEO pay and our stock price. Also our CEO lacked quantifiable performance targets. These defects would seem to be easy to remedy.

        Please vote for one step to incentivize management to increase Triumph Group performance:

Special Shareholder Meeting Improvement—Proposal No. 5

Board of Directors Statement in Opposition

        The Board has carefully considered the foregoing stockholder proposal and unanimously recommends a vote AGAINST it because:

  •
  The Company's By-laws already permit shareholders owning 25% of the Company's issued and outstanding capital stock to call a special stockholder meeting. Lowering the ownership threshold may permit a small group of stockholders or even a single stockholder to misuse this right to serve their or its narrow interest.

  •
  Convening a special stockholder meeting is costly and time consuming. The Company believes that the current 25% threshold strikes the appropriate balance between giving stockholders the ability to call special meetings and protecting the Company's resources.

        In accordance with Article FIFTH of the Company's Amended and Restated Certificate of Incorporation and Article II, Section 5 of the Company's Amended and Restated By-laws, on April 21,

2018, the Board amended the By-laws to grant stockholders owning 25% of the Company's issued and outstanding capital stock to call a special meeting. The Board believes that this 25% threshold best serves our stockholders' interests by striking the right balance between giving stockholders the ability to call special meetings and protecting against the risk that a small group of stockholders or even a single stockholder could call a special meeting that addresses only a narrow agenda not favored by the majority of the stockholders. The Company believes that the 25% threshold is also the most commonly used threshold for S&P 500 companies that grant stockholders a right to call a special meeting.

        Convening a special stockholder meeting involves substantial expenses and time commitments. The Company must bear the costs associated with the preparation, printing and distribution of the legal disclosure documents and the administration of such a meeting. The Board and management must also devote significant time away from business to prepare and conduct the meeting. Given such administrative and financial burdens, special stockholder meetings should be convened only to address significant matters that a substantial percentage of our stockholders believe must be addressed before the next regular annual meeting.

        If less than 25% of the Company's stockholders want to call a meeting, such lack of support is an indication that a particular matter should be handled at an annual meeting rather than at a special meeting that would impose unnecessary costs and divert management's time and resources away from managing the Company's business. Lowering the threshold to 10% would mean that a small minority of stockholders can force the Company to incur significant costs and cause management distraction to call a special meeting when as much as 90% of the stockholders are not in favor of calling a meeting. Accordingly, the Board believes that the proposal if implemented would undermine the Company's ability to efficiently use its resources and promote the interests of all stockholders.

        Moreover, the Board believes this proposal should be evaluated in light of the Company's overall governance framework and commitment to stockholder outreach. Among other things, the Company has adopted and follows Corporate Governance Guidelines and annually holds stockholder say-on-pay votes.

        Rules applicable to the Company also afford stockholders the opportunity to express their view on key corporate actions. For example, under Delaware law and New York Stock Exchange rules, the Company must submit significant matters, such as equity compensation plans, mergers and consolidations, large share issuances and other matters, to a stockholder vote.

        In view of the existing right of the Company's stockholders to call a special meeting, as well as the Company's governance framework, the Board believes this proposal is unnecessary. Furthermore, the current ownership threshold of 25% of the Company's issued and outstanding capital stock for stockholders to call a special meeting strikes the right balance between giving stockholders the ability to call special stockholder meetings and mitigating the risk of unnecessary expenses, business disruptions and misuse of such right by a small group of stockholders.

        The Board of Directors recommends that you vote "AGAINST" this proposal to reduce the ownership threshold required for stockholders to call a special meeting.

OTHER MATTERS

        The Board knows of no matter, other than as referred to in this proxy statement, that will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

        Pursuant to the Delaware General Corporation Law and the By-Laws, our business is managed under the direction of our Board. Members of the Board are kept informed of our business through reports from and discussions with our President and Chief Executive Officer and other officers, through a yearly meeting with our executive officers and senior management from our operating locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-employee directors, those directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by our Chairman, who is one of our independent directors.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines which are posted on our website at www.triumphgroup.com and are available in print to any stockholder upon request.

Code of Business Conduct

        Our Board has adopted a Code of Business Conduct which applies to each of our employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Nominating and Corporate Governance Committee (the "Governance Committee") and amended as the Board deems appropriate upon the recommendation of the Governance Committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance" and is available in print to any stockholder upon request.

Anti-Hedging Policy

        We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2018.

Board of Directors

        The Board currently consists of ten directors: Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Daniel P. Garton, Dawne S. Hickton, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and Larry O. Spencer. John G. Drosdick is not standing for reelection at the Annual Meeting.

Director Independence

        The Board has determined that Messrs. Bourgon, Drosdick, Eberhart and Garton, Ms. Hickton, and Messrs. Mansfield, Palmer, Silvestri and Spencer are all independent, as independence is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance."

Meetings and Committees of the Board of Directors

        The Board held five meetings during our fiscal year ended March 31, 2018 and also acted nine times by unanimous written consent. Each of our directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member during the fiscal year ended March 31, 2018. We encourage all of our directors to attend the Annual Meeting. For the Annual Meeting, we expect all of our directors standing for reelection will attend. Last year, all of the directors attended the annual meeting of stockholders.

        As a non-executive Chairman and an independent director, Gen. Eberhart chairs the meetings of the Board, generally attends meetings of the Board's committees (without a vote) and provides leadership of the independent directors. Our Chairman is elected annually by the Board upon a recommendation by the Governance Committee. Executive sessions of the independent directors are held at every Board meeting (which sessions are not attended by management except upon invitation by the Chairman). While the Board believes this leadership structure is appropriate, the Board may decide to change it in the future.

        The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee (the "Compensation Committee"), the Governance Committee, the Finance Committee and the Executive Committee. All members of the Audit Committee, the Compensation Committee and the Governance Committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance."

        The Board has adopted a written charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance" and is available in print to any stockholder upon request.

Audit Committee

        The Audit Committee, currently consisting of Messrs. Drosdick, Garton, Ms. Hickton and Messrs. Mansfield (Chair) and Silvestri, met nine times during the last fiscal year. The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving all related person transactions in accordance with the Company's policy.

Compensation Committee

        The Compensation Committee, currently consisting of Messrs. Bourgon and Drosdick (Chair), Ms. Hickton and Messrs. Palmer and Spencer, met six times during the last fiscal year and acted two times by unanimous written consent. The Compensation Committee periodically reviews and evaluates the compensation of our officers and other members of senior management, administers the incentive plans under which the executive officers receive their compensation, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

        The Compensation Committee determines the compensation of the Chief Executive Officer. The Compensation Committee also reviews and approves the compensation proposed by the Chief Executive Officer to be awarded to Triumph's other executive officers, as well as certain key senior officers of each of Triumph's operating companies and divisions. The Chief Executive Officer generally attends Compensation Committee meetings, but does not attend executive sessions or any discussion of his own compensation. The Compensation Committee also considers the results of the most recent stockholder advisory vote on executive compensation in determining executive compensation. The Compensation Committee may delegate any of its responsibilities to one or more subcommittees consisting solely of one or more members of the Compensation Committee as it may deem appropriate, provided, that the Compensation Committee does not delegate any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

        As further described in the CD&A, for fiscal year 2018, the Compensation Committee engaged Semler Brossy, a compensation consultant, whose selection and fees or charges were recommended and approved by the Compensation Committee, to assist the Compensation Committee and the Chief Executive Officer in modifying the peer group, reviewing select officer pay recommendations, providing recommendations for fiscal year 2019's long-term incentive plan design, and assisting with the preparation of the CD&A included in this proxy statement. Semler Brossy provided the Compensation Committee with specific recommendations on the compensation for Mr. Crowley, the Chief Executive Officer, and input on the compensation for the other named executive officers.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is an officer or employee of us or any of our subsidiaries, nor were any of them an officer or employee of the Company or any of our subsidiaries during the fiscal year ended March 31, 2018. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Governance Committee

        The Governance Committee, currently consisting of Messrs. Bourgon, Garton, Ms. Hickton (Chair), Messrs. Mansfield and Silvestri, met five times during the last fiscal year. The Governance Committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. In addition to these responsibilities, the committee also advises the Board on non-employee director compensation matters.

Finance Committee

        The Finance Committee, currently consisting of Messrs. Bourgon, Mansfield, Palmer (Chair) and Silvestri, met four times during the last fiscal year. The Finance Committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage, as well as other financial matters deemed appropriate by the Board.

Executive Committee

        The Executive Committee, currently consisting of Messrs. Crowley, Drosdick and Eberhart (Chair), Ms. Hickton and Messrs. Mansfield and Palmer, exercises the powers and duties of our Board of

Directors between Board meetings and while our Board is not in session. The Executive Committee has the authority to exercise all powers and authority of our Board, except for certain matters such as the review and approval or disapproval of related party transactions, matters which cannot be delegated by the Board of Directors to a committee of the Board pursuant to the Delaware General Corporation Law, the rules and regulations of the New York Stock Exchange, our Certificate of Incorporation or our By-Laws and matters that are reserved for another committee of the Board. The Executive Committee did not meet during the last fiscal year.

Risk Oversight

        The Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company's strategic risks and opportunities as part of an extended Board meeting. The Audit Committee performs a central oversight role with respect to financial and compliance risks, receives a report from Internal Audit, on the Company's enterprise risk management assessment at each regular meeting, and meets independently, outside the presence and without the participation of senior management, with Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. The Compensation Committee considers the risks of the Company's compensation programs in connection with the design of our compensation programs for senior corporate and company management. Semler Brossy did not participate in the 2018 compensation program risk review. In addition, the Finance Committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and regularly assesses financial risks associated with such exposures and programs.

Director Nominations

        As previously discussed, the Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The Governance Committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our Governance Committee by submitting the name(s), completed and signed questionnaire(s) and written representation and agreement(s), supplemented and updated if necessary, for each named person in writing to John B. Wright, II, Secretary, Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Recommendations should be received by no earlier than March 13, 2019 and no later than April 12, 2019 for the 2019 annual meeting of stockholders and, as further described in the By-Laws, should be accompanied by:

  •
  the name and address of the nominating stockholder;

  •
  the class or series and number of shares of the Company beneficially held by the nominating stockholder;

  •
  the stock ownership interests, and any agreements or arrangements with respect to such ownership interests, of the Company beneficially held by the nominating stockholder, including the information required by Article II, Section 14(C)(1)(a)(ii) of the By-Laws of the Company;

  •
  information regarding each nominee that would be required to be included in a proxy statement;

  •
  a description of any arrangements or understandings between and among the stockholder and each nominee during the past three years; and

  •
  the written consent of each nominee to serve as a director, if elected, and to be named in the proxy statement as a nominee.

        As set forth in our Corporate Governance Guidelines and the Governance Committee charter, the Governance Committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence, or identified any specific qualities or skills necessary for directors to possess. However, when assessing a candidate's qualifications, the committee considers the candidate's experience, diversity, expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The committee seeks to implement these principles through consideration, on at least an annual basis, of the Board's composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board's composition is formally included in the Board's annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the Governance Committee. The committee does not have any specific process for identifying and evaluating nominees. The committee considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

        The Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-employee directors as a group or the entire Board of Directors by writing to the director, committee chair, non-employee directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Chairman, the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate committee chair, all non-employee directors or all directors.

Director Compensation

        The following table summarizes compensation we paid to non-employee directors for their service during fiscal year 2018 under this revised non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Paul Bourgon	85,000	139,324	—	224,324
John G. Drosdick(3)	95,000	139,324	—	234,324
Ralph E. Eberhart	185,000	139,324	—	324,324
Daniel P. Garton(4)	42,500	69,784	—	112,284
Dawne S. Hickton	92,500	139,324	—	231,824
William L. Mansfield	100,000	139,324	—	239,324
Adam J. Palmer	90,000	139,324	—	229,324
Joseph M. Silvestri	85,000	139,324	—	224,324
Larry O. Spencer(5)	42,500	69,757	—	112,257

(1)
In July 2017, the non-employee directors received 4,105 restricted stock units, each unit representing the contingent right to receive one share of common stock. Forfeiture restrictions lapse on the restricted stock units on the first anniversary of the date of grant, unless earlier terminated or accelerated in accordance with the Company's 2016 Directors' Plan.

(2)
No stock options have been awarded to non-employee directors since April 2005.

(3)
Mr. Drosdick is not standing for reelection at the Annual Meeting.

(4)
Mr. Garton joined the Board of Directors in February 2018 and received 2,522 restricted stock units, each unit representing the contingent right to receive one share of common stock. Forfeiture restrictions lapse on the restricted stock units on the first anniversary of the date of grant, unless earlier terminated or accelerated in accordance with the Company's 2016 Directors' Plan.

(5)
Gen. Spencer joined the Board of Directors in January 2018 and received 2,755 restricted stock units, each unit representing the contingent right to receive one share of common stock. Forfeiture restrictions lapse on the restricted stock units on the first anniversary of the date of grant, unless earlier terminated or accelerated in accordance with the Company's 2016 Directors' Plan.

Director Stock Ownership Guidelines

        Under the Company's stock ownership guidelines, non-employee directors are expected to hold shares of Triumph common stock, including shares covered by deferred stock units granted under Triumph's 2016 Directors' Plan, with a value equal to five times the amount of the annual cash retainer paid to non-employee directors. Non-employee directors are required to achieve the guideline within five years of joining the Board. In addition, all non-employee directors must hold 50% of vested shares, on an after-tax basis, until the stock ownership guidelines have been achieved. All of the non-employee directors are in compliance with the stock ownership guidelines, except for Mr. Garton and Gen. Spencer who joined the Board of Directors in 2018 and have until 2023 to meet the expectation.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of five independent directors and operates under a written charter adopted by the Board and reviewed annually by the Audit Committee and the Board. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Mr. Garton, Ms. Hickton and Mr. Mansfield is an "audit committee financial expert" as defined under the rules of the SEC and that each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

        Management is responsible for Triumph's internal control and the financial reporting process, including the presentation and integrity of our financial statements. Triumph's independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. Triumph's independent registered public accounting firm is responsible for auditing the effectiveness of Triumph's internal control over financial reporting and management's assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also selects and approves the compensation of our independent registered public accounting firm.

        In fiscal year 2018, the Audit Committee met and held private discussions with management, the independent registered public accounting firm and Triumph's internal auditors. In addition, the members of the Audit Committee reviewed (independently or collectively) Triumph's financial statements before such statements were filed with the SEC in Triumph's quarterly reports on

Form 10-Q and annual report on Form 10-K and all press releases containing earnings reports. Management represented to the Audit Committee that Triumph's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.

        The Audit Committee has received the written disclosures and the letter from the Company's independent auditor required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor. Based on these discussions and disclosures, the Audit Committee concluded that Ernst & Young LLP is independent from Triumph and its management.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in Triumph's Annual Report on Form 10-K for the year ended March 31, 2018, filed with the SEC.

Audit Committee
William L. Mansfield (Chair) John G. Drosdick Daniel P. Garton Dawne S. Hickton Joseph M. Silvestri

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

        Our policy for the Review, Approval or Ratification of Transactions with Related Persons, which is in writing, requires approval or ratification by our Board of Directors or a committee delegated by the Board for any transaction in which the amount involved exceeds $120,000, Triumph or one of its subsidiaries is a participant and any "related person" (as such term is defined in Item 404 of Regulation S-K of the Securities Act) has a direct or indirect material interest (the "Policy"). The Policy and Triumph's Code of Business Conduct establish procedures for reporting of potential related person transactions under the Policy and potential conflicts of interest. Triumph's legal department determines whether reported transactions constitute a related person transaction requiring pre approval.

        The Policy provides that the Board may delegate review and approval of a related person transaction to the Audit Committee (or another standing or ad hoc committee). In addition, if it is impractical to wait until the next Board or committee meeting to obtain approval of a related person transaction, the chair of the Audit Committee may approve the transaction, provided that the chair reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that Board member may not participate in the review of such transaction. In approving or ratifying any transaction, the Board or the Audit Committee must determine that the transaction is fair and reasonable to the Company.

        If Triumph becomes aware of a related person transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Person Transactions

        Triumph is not aware of any transaction during fiscal year 2018, or any currently proposed transaction, in which Triumph or one of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis ("CD&A") provides detailed information about the compensation program for the Company's current named executive officers, and additional information about one executive, MaryLou Thomas, who is no longer with the Company. For our fiscal year 2018, which ended March 31, 2018, our named executive officers ("NEOs") are listed in the table below. Two of the five current NEOs are relatively new to the Company and were hired in the past three fiscal years (fiscal years 2016 through 2018) to lead the Company through its turnaround strategy.

Named Executive Officer	Title
Daniel J. Crowley	President and Chief Executive Officer
James F. McCabe	Senior Vice President and Chief Financial Officer
John B. Wright, II	Senior Vice President, General Counsel and Secretary
Thomas K. Holzthum	Executive Vice President, Integrated Systems
Michael R. Abram	Executive Vice President, Product Support
MaryLou B. Thomas(1)	Former Executive Vice President, Aerospace Structures

(1)
Ms. Thomas left the Company as Executive Vice President, Aerospace Structures effective January 5, 2018.

        For purposes of the CD&A, the term "Committee" refers to the Compensation and Management Development Committee of the Board.

Executive Summary

Company and Performance Overview

Fiscal Year 2018 Imperatives

        In fiscal year 2018, Triumph continued to execute on the transformation strategy it implemented in the prior fiscal year. We set the following five imperatives for fiscal year 2018 to achieve our longer-term objectives of predictable profitability and positive cash flow.

Imperative	Achievements

Eliminate program cost overruns	• We had two consecutive quarters of positive cumulative catch-ups reflecting net favorable program performance in Q2 and Q3 of fiscal year 2018.

Reduce development program spending	• As of Q4 of fiscal year 2018, we are on track to complete the Bombardier Global 7000 engineering work.

Imperative	Achievements

Address Triumph Aerospace Structures' backlog through improved execution, contract renegotiations, outsourcing of less profitable programs, and new business

•

In Q2 of fiscal year 2018, we were selected as a supplier of choice for the Boeing T-X trainer. Additionally, in Q3 of fiscal year 2018, we received a follow-on contract award from Boeing for its 767 program.

• We reached an agreement with Gulfstream to optimize our role in the supply chain and consolidate manufacturing back to their Savannah location.
• We achieved multiple Global 7000 Wing Certification milestones and related incentives.
• We outsourced work on Embraer's second-generation E-jet aircraft program to a partner.

Reverse the trend of increasing inventory	• In fiscal year 2018, we launched the IAT (Inventory Attack Teams) to drive further working capital improvements and reverse the trend of increasing inventory.
• We set a goal of eliminating $100 million in physical inventory in fiscal year 2018 and achieved 145% of our goal.

Increase new business backlog to reverse revenue contraction	• Our two-year backlog stands at $4.50 billion at the end of fiscal year 2018 and is up 13.0% year-over-year.

Business Highlights

        In addition to working toward the five imperatives listed above, other key business highlights for fiscal year 2018 include:

Business Highlight	Details

Consolidated into three business units	Effective January 1, 2018, we combined two of our business units (Aerospace Structures and Precisions Components) into one business unit (Aerospace Structures) to be more cost competitive and improve performance by leveraging the combined resources of the two business units.

In conjunction with this transition and to better align financial disclosure with how the Company manages its operations, we changed our financial segment reporting from four reporting segments to three beginning with Q4 of fiscal year 2018.

Continued to divest non-core businesses	We completed the sale of one business (Triumph Processing—Embee Division) determined to be non-core. This divestiture aligns with the Company's transformation plan, and enables debt reduction and reinvestment in new areas of opportunity.

Business Highlight	Details

Achieved our cost savings goal	We met our fiscal year 2018 goal of $96 million in cost savings and are on track to achieve our three-year goal of $300 million in cost savings.

Increased the number of competitive wins	In July 2017, we joined forces with Safran Nacelles to provide thrust reverser cowl opening system actuators for the engine nacelle on the A320neo aircraft.
In September 2017, we signed a contract extension with Boeing for ducting and floor panels utilized on Boeing's 737, 767, 777X, and 787 airplanes.

In October 2017, we secured a two-year contract with Defense Logistics Agency Aviation valued at $22.9 million to provide aftermarket spare rotary actuators for the main landing gear on the C-5 Galaxy aircraft used by the U.S. Air Force.
In January 2018, we extended the term of our Boeing 787 Dreamliner contract to supply composite detail and assembly parts, and added a new Boeing 737 MAX contract.
In March 2018, we signed a contract extension with Bell Helicopter for the production of bonded panel structures for the AH-1Z attack helicopter.
All of these wins, together with all other competitive wins, were worth approximately $1.9 billion in fiscal year 2018, which will contribute to sales growth, which is key to our long-term strategy.

Negotiated settlement agreement	In May 2017, we entered into a comprehensive settlement agreement with Bombardier, building upon our successful contract improvements in fiscal year 2017 with several of our customers including Boeing, Northrop, and Gulfstream.
The settlement reset our commercial relationship with Bombardier and resolved all of our then-outstanding commercial disputes.

Financial Performance Highlights

        Financially, fiscal year 2018 was another challenging but productive year. Our sales declined from fiscal year 2017 by 9.5%, and we had a negative free cash flow of $(331) million. Net Loss increased from a loss of $(43) million to a loss of $(425) million, as shown below. For a detailed description of our operating results for fiscal year 2018, including the factors contributing to such results, see our Annual Report on Form 10-K for the year ended March 31, 2018, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in such report.

*
Free cash flow is a non-GAAP financial measure. For a reconciliation of free cash flow to cash flow used in operations, the most comparable GAAP measure, for fiscal year 2018, see Appendix B to this proxy statement.

        Triumph saw a slight 2% decrease in Total Stockholder Return ("TSR") in fiscal year 2018. In spite of this decrease, the Company believes that its achievements in the past two years to execute on the transformation strategy (e.g., renegotiating contracts with key customers, eliminating non-core businesses, and increasing the backlog through advanced customer payments) will lead to improved TSR in the long run. In addition, the successes thus far will help better position the Company for fiscal year 2019, which is expected to be an inflection point in the Company's turnaround.

Executive Compensation Overview

Compensation Program Changes in Fiscal Year 2018

        The changes to fiscal year 2018's compensation program structure are outlined in the table below. The changes were intended to adapt to the Company's evolving priorities in the turnaround, align better with market practice, and drive longer-term stockholder value creation.

Changed from...	Changed to...	Rationale for Change

• Annual cash bonus based 60% on operating income, 30% on free cash flow, and 10% on strategic measures focused on customer priorities and transformation objectives	• Annual cash bonus based 40% on operating income, 40% on free cash flow, and 20% on strategic measures focused on customer priorities and transformation objectives

•

Increasing the weighting on strategic objectives focuses participants on critical non-financial metrics (e.g., completing consolidations and divestitures, and resolving open contract issues) that will drive the Company's strategy at a critical stage of the Company's turnaround

•

Increasing the weighting on free cash flow demonstrates the importance of cash flow as a key performance metric in the capital markets and the Company's commitment to improve net working capital position by ramping down on development spending and increasing the new business backlog

• Long-term incentives with a 70% weighting on performance-based restricted stock units ("PSUs") and 30% weighting on time-based restricted stock units ("RSUs")	• Long-term incentives with a 60% weighting on PSUs and 40% weighting on RSUs

•

Revised mix more closely aligns with market practice; only two peers of the 17 companies in the fiscal year 2018 peer group have 60% or higher weighting on PSUs

•

Modifying the mix also provides a stronger balance between performance-oriented equity and retentive service-based equity to ensure continued leadership by the current executive team during the Company's turnaround

• Long-term incentives based equally on three-year cumulative EPS performance and three-year cumulative adjusted RONA performance	• Long-term incentives based equally on three-year absolute TSR and three-year relative TSR	• Focuses participants on the longer-term goal of restoring stockholder confidence • Aligns participants with stockholder interests

Other Fiscal Year 2018 Compensation Highlights

Compensation Highlight	Details

Say-on-Pay Advisory Vote

•

The vote was approved by 90% of votes present at the July 2017 annual stockholder meeting. Based on this support, the Committee made no further changes to the general structure and philosophy behind our executive compensation program in fiscal year 2018 (other than the changes described above), but continues to evaluate our pay programs and practices to ensure that they are market competitive, equitable, and aligned with Company performance.

Annual Incentive Plan ("AIP") Payout

•

Goals for both operating income and free cash flow were set lower than prior year targets and prior year actual performance because forecasted activity on development programs and restructuring costs would have an increased adverse effect on fiscal year 2018 performance.

•

Corporate NEOs: We achieved $172 million in non-GAAP operating income and $(539) million free cash flow, as adjusted for compensation purposes. Strategic goals were achieved at 100% of target, resulting in a 109% of target annual cash bonus payout for the corporate NEOs. See Appendix B for a reconciliation of GAAP to non-GAAP results and a description of adjustments made to performance metrics.

•

Business Unit NEOs:

•

Mr. Holzthum's business unit, Integrated Systems, achieved $187 million in operating income and $163 million in free cash flow compared to an operating income target of $187 million and free cash flow target of $185 million. Mr. Holzthum achieved his strategic goals at 125% of target, resulting in an 105% annual cash bonus payout factor after including consolidated Triumph results in the calculation.

•

Mr. Abram's business unit, Product Support, achieved $46 million in operating income and $44 million in free cash flow compared to an operating income target of $49 million and free cash flow target of $51 million. Mr. Abram achieved his strategic goals at 125% of target, resulting in a 100% annual cash bonus payout factor after including consolidated Triumph results in the calculation.

•

Ms. Thomas did not receive an annual bonus for fiscal year 2018 because of her separation from the Company effective January 5, 2018.

Long-Term Incentive ("LTI") Awards

•

There were no payouts for the PSUs granted in fiscal years 2017 or 2018 because these PSUs have a three-year performance period. The next payout, if any, for outstanding PSUs will be at the end of fiscal 2019. The fiscal year 2017 PSUs are currently tracking below threshold and are not expected to pay out in fiscal 2019.

•

Service-based RSUs vest ratably over three years.

Best Practices in Executive Compensation Governance

        The following practices and policies ensure sound corporate governance practices and alignment of interests between stockholders and executives.

What We Do

✓	Pay for performance—For fiscal year 2018, a significant percentage of the total direct compensation package was pay at-risk that is connected to performance (78% of total direct compensation for CEO and 64% on average for other NEOs).
✓	Establish sound performance goals—Performance goals for incentive plans are carefully developed and calibrated through a rigorous process that involves the Board.
✓
Maintain stock ownership guidelines—We enhanced the expectations for stock ownership to further align executives' interests with those of our stockholders. Fiscal year 2018 guidelines were 6x base salary for the CEO and 1x-3x base salary for the other executive officers.
✓	Use double-trigger vesting provisions—For equity awards, vesting connected with a change in control requires a qualifying termination of employment ("double-trigger" provision).
✓	Designate Non-executive Chairman—Establish effective independent Board leadership and oversight of management.
✓
Engage an independent compensation consultant—The Committee engages an independent consultant to advise on executive compensation program and practices. Other than providing non-employee director compensation advice to the Nominating and Corporate Governance Committee of the Board, the consultant does not provide any other services to the Company.

What We Don't Do

x	No stock option grants with an exercise price less than the fair market value on the date of grant.
x	No new executives have excise tax gross ups on a change in control termination.
x	No repricing or exchanging of stock options or other equity awards without stockholder approval.
x	No hedging of Company securities by directors or executive officers and pledging is restricted.
x	No excessive perquisites.

Historical Pay and Performance Alignment

        The compensation of our CEO versus Company performance, as measured by TSR, operating income, and free cash flow, has historically been aligned. The chart below shows cumulative TSR, operating income, and adjusted free cash flow performance for the three-year period ended March 31, 2018 (as indexed to the beginning of the three-year period) compared with Daniel Crowley's annualized total direct compensation ("TDC") for fiscal years 2016 through 2018. TDC includes annualized salary, actual cash incentive award, and actual annual equity awards (as granted in the spring of the following year for respective year's performance). TDC excludes any changes in pension value and non-qualified deferred compensation earnings, and all other compensation in the Summary Compensation Table ("SCT").

CEO TDC vs. TSR and Incentive Performance Measures

Fiscal Year 2018 Target Versus Realized Pay

        The following chart shows our current NEO's target pay in fiscal year 2018 as compared to their fiscal year 2018 realized pay. Realized pay includes base salary, actual cash bonus earned, and time-based RSUs that vested during the fiscal year (valued using the closing stock price on the date of vesting). Performance-based equity is not included because there were no payouts in fiscal year 2018. Mr. Crowley's fiscal year 2018 realized pay includes the vesting of his new hire equity awards. Mr. Crowley's fiscal year 2018 target compensation excludes both of the one-time equity grants he received in fiscal year 2018, which were intended to replace his canceled fiscal 2017 annual equity awards. See the "Long-Term Incentive Compensation" section of this CD&A for more details.

 Fiscal year 2018 Target and Realized pay

The Process for Setting Compensation

Objectives of Executive Compensation Program

        Our executive compensation program is intended to achieve several business objectives:

  •
  to help us recruit and retain executives with the talent required to successfully manage our business;

  •
  to motivate our executives to achieve our business objectives through programs that are highly performance-based;

  •
  to instill in our executives a long-term commitment to Triumph's success by providing elements of compensation that align their interests with those of our stockholders over multiple years;

  •
  to provide compensation that recognizes individual contributions as well as overall business results; and

  •
  to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders.

Determining Executive Compensation: Process and Roles

        The following parties are responsible for the development and oversight of our executive compensation program for our NEOs:

Compensation Committee

        The Committee operates under a written charter approved by the Board and reviewed by the Committee annually. The charter provides that the Committee is accountable for: evaluating and approving executive compensation plans, policies and programs; considering matters relating to management evaluation, development and succession; and recommending individuals for appointment as officers. In fiscal year 2017, the Committee reassessed and expanded the annual calendar of topics to be covered at its regularly scheduled Committee meetings, which process was fully implemented in fiscal year 2018.

        In structuring each element of compensation and the executive compensation package as a whole, the Committee strives to create incentives for management to act in accordance with the interests of our stockholders to drive long-term growth in the Company's equity value. The Committee also considers the risk that executive compensation may inadvertently influence management to make decisions that are not in the interests of the stockholders. In addition, in determining actual payouts based on the achievement of the pre-established performance metrics, the Committee assesses whether the proposed payments achieved the desired objectives or indicated that any aspect of the compensation program was incentivizing inappropriate results.

        For fiscal year 2018, the Committee determined CEO compensation; and the CEO developed executive compensation recommendations for the other NEOs. The Committee then considered and approved compensation for the CEO and the other NEOs, taking into consideration the compensation factors described in this CD&A.

Independent Compensation Consultant to the Committee

        The Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. The Committee has sought the advice of compensation consultants in the past to assist in developing appropriate incentives and in minimizing the risk that incentives will encourage inappropriate executive decisions and actions. In fiscal year 2018, the Committee approved the retention of Semler Brossy.

        During fiscal year 2018, Semler Brossy (1) reviewed the peer group to better align the size and business fit of the companies we use as a comparison; (2) analyzed the competitive levels of each element of compensation (i.e., base salary, target annual incentive, and long-term incentive) and total compensation for the NEOs relative to our peer group and industry trends; (3) aided in developing and implementing the fiscal year 2018 annual and long-term incentive plan designs; and (4) assisted in the preparation of this CD&A. In addition, Semler Brossy attended and participated in Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management, met individually with the Committee Chair, and reviewed and commented on management's presentations used to engage conversations with the Committee.

        The Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that its work, including the individuals employed by Semler Brossy who provide consulting services to the Committee, has not created any conflict of interest. The Committee also considered and confirmed the independence of legal advisors it retained during fiscal year 2018.

Management

        Management supports the Committee by making recommendations and providing analyses with respect to competitive pay practices and pay ranges, compensation and benefit plans, incentive goal setting, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy. Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda. Management does not recommend, determine, or participate in Committee discussions related to their individual compensation arrangements. The CEO develops executive compensation recommendations for his direct reports including the other NEOs. These recommendations are based on analysis and guidance provided by the compensation consultant on behalf of the Committee and the CEO's assessment of individual specific factors.

Use of Market Data and Competitive Market Positioning

Competitive Assessment

        The Committee reviews the Company's performance and authorizes the salaries, incentive opportunities, and equity grants for the NEOs annually. As context for these decisions, the Committee reviews compensation practices and pay levels for a peer group of comparable companies as well as competitive survey data.

The Comparator Peer Group

        In fiscal year 2015, we adopted a group of comparable peers. In deciding whether a company should be included in the peer group, the Committee considers the following screening criteria:

  •
  Industry (Aerospace & Defense and adjacent industries in which Triumph may compete for talent, economic capital or potential customers);

  •
  Comparability in size (as defined through revenue, market capitalization, and assets);

  •
  General business fit; and

  •
  Business complexity and scope of operations.

        The peer group used to determine fiscal year 2018 pay levels include the following 17 companies:

Fiscal Year 2018 Peer Group

AAR Corp.	Esterline Technologies Corp.	Spirit AeroSystems Holdings, Inc.
Aerojet Rocketdyne Holdings	Kaman Corp.	Teledyne Technologies, Inc.
AMETEK, Inc.	L-3 Communications Holdings	TransDigm Group, Inc.
BE Aerospace, Inc.	Moog, Inc.	Valmont Industries, Inc.
Crane Co.	Orbital ATK, Inc.	Woodward, Inc.
Curtiss-Wright Corp.	Rockwell Collins, Inc.

        In fiscal year 2018, the Committee reviewed the peer group that will be used for fiscal year 2019 compensation decisions and modified the peer group based on recommendations by Semler Brossy and input from management. Similar to last year, market capitalization was not used as a primary screening criteria in determining the peer group for fiscal year 2019 because Triumph's stock price has not fully recovered since its decline in fiscal year 2016. In terms of revenue and assets, Triumph is larger than the peer median. However, there were no other larger companies that fit our criteria—companies were either significantly larger than Triumph or did not have a good business fit.

        The Committee made the following changes to the peer group that will be used in fiscal year 2019, resulting in a 15-company peer group:

  •
  Removed BE Aerospace, Inc. because it is no longer publicly traded after its merger with Rockwell Collins; and

  •
  Removed TransDigm Group, Inc. because of differences in business model, strategy, and operational scope.

General Industry Survey Data

        To supplement the peer group data, we also used the Willis Towers Watson General Industry Executive Compensation Survey Report to ensure that the Company's compensation practices reflect broader industry practices and to match positions not available through the peer proxy review analysis. We used survey data to benchmark the compensation of the following current NEOs: Messrs. Wright, Holzthum, and Abram. We reviewed specific parts of the database that provided compensation from companies with comparable size and scope to Triumph.

Executive Compensation Program Details

Current Program Overview

        Our compensation strategy is to place a major portion of total executive compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. This principle is demonstrated by our performance-oriented annual incentive plan and our long-term incentive structure, which is 60% performance-based. The components of our current executive compensation program are:

        Each of these components is described separately below.

        In making decisions about compensation, the Committee closely reviews each separate component, as well as the full compensation package provided to each executive officer, including the NEOs.

Pay Mix

        The actual annual bonus payout and long-term performance grants vary year-to-year with the Company's performance. At target, the Committee intends for a large portion of our executives' compensation to be performance-based and specifically, equity-based, to help align the interests of our executives with those of our stockholders.

        The figures below represent fiscal year 2018 pay mix and include: (1) 2018 base salary, (2) 2018 target annual incentives, and (3) 2018 target long-term incentives.

*
Compensation mix does not include Ms. Thomas as she resigned from the Company effective January 5, 2018.

Changes in Target Pay Levels

        In fiscal year 2018, the Committee approved increases to base salaries for Messrs. McCabe and Wright with the objective of moving them closer to market median pay levels.

        Additional bonus and long-term incentive components were introduced to our executive pay structure in fiscal year 2017 to provide a bridge until the long-term incentive compensation began to vest due to the change in performance period from one-year to three years. The additional bonus component was discontinued in fiscal year 2018 for all individuals and the additional long-term incentive component was discontinued in fiscal year 2018 for individuals with market competitive long-term incentive pay levels. As a result of the discontinuation of these additional components, target bonus and target long-term incentive values for certain executives (Messrs. McCabe and Wright) are lower than the prior year.

        The following table shows the Committee's determinations regarding our NEO's fiscal year 2018 target compensation as compared to their fiscal year 2017 target compensation.

Named Executive Officer	Fiscal Year	Base Salary	Target Bonus	Target LTI	Target Total Pay
Daniel J. Crowley(1)	2018	$900,000	$900,000	$2,385,000	$4,185,000
	2017	$900,000	$900,000	$2,250,000	$4,050,000
James F. McCabe	2018	$500,000	$375,000	$625,000	$1,500,000
	2017	$465,000	$465,000	$465,000	$1,395,000
John B. Wright, II	2018	$410,000	$246,000	$307,500	$963,500
	2017	$400,000	$400,000	$400,000	$1,200,000
Thomas K. Holzthum(2)	2018	$400,000	$300,000	$400,000	$1,100,000
	2017	—	—	—	—
Michael R. Abram(2)	2018	$330,000	$330,000	$330,000	$990,000
	2017	—	—	—	—
MaryLou B. Thomas	2018	$385,000	$288,750	$385,000	$1,058,750
	2017	$350,000	$350,000	$350,000	$1,050,000

(1)
Mr. Crowley's fiscal year 2018 target compensation excludes both of the one-time equity grants he received in fiscal year 2018, which were intended to replace his canceled fiscal 2017 annual equity awards. See the "Long-Term Incentive Compensation" section of this CD&A for more details.

(2)
Only fiscal year 2018 pay details are shown for Messrs. Holzthum and Abram because fiscal year 2018 was their first year as NEOs.

Base Salaries

        We initially set base salary for an NEO by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the competitive marketplace for executive talent. We determine annual salary adjustments by evaluating the performance of Triumph and of each NEO, taking into account changes in responsibilities. For fiscal year 2018 pay, the Committee made an 8%, 3%, and 10% increase in base salary, respectively, for Messrs. McCabe and Wright, and Ms. Thomas to more appropriately position pay closer to the market median. Mr. Crowley's base salary remained flat year over year.

        Fiscal year 2018 NEO base salaries were set as follows:

Named Executive Officer	Fiscal Year 2018 Salary(1)
Daniel J. Crowley	$900,000
James F. McCabe	$500,000
John B. Wright, II	$410,000
Thomas K. Holzthum	$400,000
Michael R. Abram	$330,000
MaryLou B. Thomas	$385,000

(1)
These salaries have been annualized.

Annual Incentive Compensation

        In accordance with the annual cash bonus plan, the Committee establishes target incentive awards as a percentage of salary for each NEO. The incentive opportunities are meant to provide our executives with the potential for high reward only if our performance objectives are met or exceeded. Each NEO has the opportunity to earn up to 200% of target if challenging maximum goals are achieved and zero payout if minimum threshold goals are not reached. No one executive officer can receive an annual cash bonus payout in excess of $3.0 million in any fiscal year.

        Performance goals for fiscal year 2018 were based on operating income, free cash flow, and strategic measures as shown below.

Fiscal Year 2018 Annual Incentive Plan

  Corporate Executives (Messrs. Crowley, McCabe, and Wright)

  Business Unit Heads (Messrs. Holzthum and Abram, and Ms. Thomas)

        The annual cash bonus award target percentages were established by the Committee for Mr. Crowley. The CEO provides the Committee with recommendations for the other NEOs, and based on the recommendations of the CEO, the Committee considers and approves such officers' compensation. These target bonus amounts consider each executive's compensation level and are meant to appropriately balance fixed compensation and compensation at risk, taking into consideration the position's significance and the executive's record of performance against Company objectives.

        Similar to base salary increases, the Committee carefully considered the results of the competitive benchmarking in setting target opportunities for fiscal year 2018, which were as follows:

Named Executive Officer	Fiscal Year 2018 Target Bonus (as % of Salary)	Fiscal Year 2018 Target Bonus ($ Value)
Daniel J. Crowley	100%	$900,000
James F. McCabe	75%	$375,000
John B. Wright, II	60%	$246,000
Thomas K. Holzthum	75%	$300,000
Michael R. Abram	100%	$330,000
MaryLou B. Thomas	75%	$288,750

Fiscal Year 2018 Annual Incentive Plan Payouts for Corporate Executives

        For the corporate executives in fiscal year 2018, the Committee established threshold, target, and overachievement performance goals for operating income and free cash flow (as depicted below). Fiscal year 2018 goals for operating income and free cash flow were set to align with the operating plan approved by the Board. Goals for both operating income and free cash flow were set lower than prior year targets and prior year actual performance because forecasted activity on development programs and restructuring costs would have an increased adverse effect on fiscal year 2018 performance.

        The Company achieved $221 million in non-GAAP operating income, which was adjusted down to $172 million for compensation purposes (80% of target). The Company also achieved $(331) million in free cash flow use, which was adjusted down to $(539) million for compensation purposes (115% of target). Both of these outcomes were applied when determining each corporate executive NEO's bonus payout.

        Performance levels for both of these metrics reflect four adjustments, consistent with the performance goals determination under the 2013 Cash and Equity Incentive Plan (the "2013 Plan"), including adjustments to operating income that results in a difference to reported operating income under GAAP. The use of non-GAAP metrics, resulting from the four adjustments made, as described below, represent the determination that the Company made strong progress in fiscal year 2018 to right-size the portfolio and focus the Company on its key areas of expertise, with the intent of generating higher returns for all stakeholders and positioning the Company for long-term success in fiscal year 2019 and beyond. See Appendix B for a reconciliation of GAAP and adjusted, non-GAAP operating income, and a description of the adjustments to free cash flow.

Adjustment	Details	Rationale

Divestiture of one non-core business	• Exclude the loss on divestiture impact from operating income	• The divestiture of Embee was made to improve the quality of the Company's assets and enable the reinvestment of resources. The divested business was not purchased by the current leadership team.

Performance of divested business	• Exclude impact from operating income and free cash flow	• Excluding the amount of operating income and free cash flow for the periods after divestiture eliminates distortion of results versus the annual operating plan.

Goodwill impairment	• Exclude impact from operating income	• Goodwill impairments are non-cash charges unrelated to the core business. This adjustment is aligned with adjustments made in prior years.

Boeing agreement	• Exclude impact from free cash flow

•

The Company received a $250 million cash advance from Boeing in December 2017 as part of negotiations on various issues. The advance will be paid back as production units are delivered. To more closely align with when cash will be deployed by the Company, $209 million of the advance was removed from the performance calculation of free cash flow. This adjustment is aligned with adjustments made in prior years.

        In addition to the two financial measures, each corporate executive NEO (all current NEOs except for Messrs. Holzthum and Abram) earned 100% of their strategic goals. Strategic goals included the following:

Strategic Objective	Rationale for Strategic Objective	Achievement

Resolve open contract issues (5% weighting)	• Drives the Company to improve quality and restore customer confidence, which is crucial for long-term revenue growth	• Completed four agreements earning a maximum performance factor for this objective

Complete divestitures (5% weighting)	• Focuses the Company on its core strengths, reduces debt, and enables the reinvestment of resources	• Achieved target of two divestitures

Complete consolidations (5% weighting)	• Enhances supply chain economies, eliminates redundancies, supports the Company's go-to-market strategies, and better aligns talent	• Did not complete threshold of two consolidations

Strengthen balance sheet (5% weighting)	• Improves the quality of the Company's assets and enables the reinvestment of resources to position the Company for long-term success	• Earned a maximum performance factor through successful refinancing

        Achievement of these strategic goals, reduced from a calculated 125% performance down to a 100% performance for compensation purposes, combined with achievement of the two financial metrics, resulted in an annual cash bonus payout potential of 109% of target for each corporate executive NEO.

	Financial Results ($MM)		Annual Cash Bonus Payout
Corporate NEOs Performance Measure	Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total
Triumph Consolidated Adjusted Operating Income(1)	$215	$172	50%	40%	20%
Adjusted Operating Free Cash Flow(1)	$(631)	$(539)	173%	40%	69%
Strategic Goals			100%	20%	20%
TOTAL					109%

(1)
Represents a non-GAAP metric. See above and Appendix B for a reconciliation of GAAP and adjusted, non-GAAP operating income, and cash flow used in operations (GAAP) to non-GAAP free cash flow and adjusted free cash flow.

Fiscal Year 2018 Annual Incentive Plan Payouts for Business Unit Executives

        As a business unit head, 40% of Mr. Holzthum's bonus payout was determined by operating income and free cash flow performance of the Integrated Systems business unit. For Integrated Systems, the Committee established threshold, target, and overachievement performance goals for operating and free cash flow (as depicted below).

        In fiscal year 2018, Integrated Systems achieved $187 million in operating income (100% of target) and $163 million in adjusted free cash flow (89% of target), which were applied when determining

Mr. Holzthum's bonus payout. Mr. Holzthum also earned 125% of his strategic goal, resulting in a total annual cash bonus payout potential of 105% of target.

	Financial Results ($MM)		Annual Cash Bonus Payout
Mr. Holzthum Performance Measure	Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total
Triumph Consolidated Adjusted Operating Income	$215	$172	50%	20%	10%
Operating Adjusted Free Cash Flow(1)	$(631)	$(539)	173%	20%	35%
Integrated Systems Operating Income	$187	$187	100%	20%	20%
Integrated Systems Adjusted Free Cash Flow(1)	$185	$163	71%	20%	15%
Strategic Goals			125%	20%	25%
TOTAL					105%

(1)
Represents a non-GAAP metric. See Appendix B for a reconciliation of cash flow from operations (GAAP) to non-GAAP free cash flow and adjusted free cash flow.

        As a business unit head, 40% of Mr. Abram's bonus payout was determined by operating income and free cash flow performance of the Product Support business unit. For Product Support, the Committee established threshold, target, and overachievement performance goals for operating and free cash flow (as depicted below).

        In fiscal year 2018, Product Support achieved $46 million in operating income (83% of target) and $44 million in adjusted free cash flow (67% of target), which were applied when determining

Mr. Abram's bonus payout. Mr. Abram also earned 125% of his strategic goal, resulting in a total annual cash bonus payout potential of 100% of target.

	Financial Results ($MM)		Annual Cash Bonus Payout
Mr. Abram Performance Measure	Target	Actual	Achievement (Payout Factor)	Metric Weight	Weighted Total
Triumph Consolidated Adjusted Operating Income	$215	$172	50%	20%	10%
Operating Adjusted Free Cash Flow(1)	$(631)	$(539)	173%	20%	35%
Product Support Operating Income	$49	$46	83%	20%	17%
Product Support Adjusted Free Cash Flow(1)	$51	$44	67%	20%	13%
Strategic Goals			125%	20%	25%
TOTAL					100%

(1)
Represents a non-GAAP metric. See Appendix B for a reconciliation of cash flow from operations (GAAP) to non-GAAP free cash flow and adjusted free cash flow.

        Based on the achievement of financial and strategic performance metrics (as described above), the corporate component of the 2018 bonuses paid out at 109%. The Committee also reviewed the achievement of the various business unit goals, which had a significant impact on the bonus for the business unit executives including Messrs. Holzthum and Abram. The 109% corporate payout, when added to the business unit results and achievement of the strategic goals, resulted in payment of the following bonuses to the NEOs.

Named Executive Officer	Fiscal Year 2018 Incentive Payout Amount	Fiscal Year 2018 Payout as a % of Target Bonus
Daniel J. Crowley	$981,000	109%
James F. McCabe	$408,750	109%
John B. Wright, II	$268,140	109%
Thomas K. Holzthum	$315,000	105%
Michael R. Abram	$330,000	100%
MaryLou B. Thomas(1)	—	—

(1)
Ms. Thomas resigned from the Company as Executive Vice President, Aerospace Structures effective January 5, 2018, and consequently did not earn a bonus payout in fiscal year 2018.

Long-Term Incentive Compensation

        LTI represent a significant proportion of executive compensation at Triumph and are designed to align management's interests with that of stockholders. The Committee determines the size of any grant made to our CEO and approves the amounts of the grants made to the other NEOs based upon the CEO's recommendations. In the event of poor corporate performance in the prior fiscal year, the Committee may elect not to make equity awards.

        Annual grants are typically made in the spring at the Committee meeting held in conjunction with the first meeting of our Board in the fiscal year. The grant values are based on the closing price of the stock on the date of grant and the number of stock units subject to the award.

Fiscal Year 2018 Annual Long-Term Incentive Compensation Awards

        In fiscal year 2018, all NEOs received 60% of their annual LTI award value in PSUs and 40% of their LTI award value in time-based RSUs. There is a higher weighting placed on PSUs to reflect the Company's strong pay for performance philosophy.

        RSUs vest ratably over three years. PSUs may be earned based the attainment of absolute TSR and relative TSR goals during the three year performance period. Each metric is weighted equally at 50%. PSUs may be earned at a target level (the established performance goals are met at the 100% level), threshold level (the established performance goals are met such that 50% of the target incentive award is earned), and maximum level (the established performance goals are exceeded such that 200% of the target incentive award is earned). Performance between the threshold, target, and overachievement performance levels will result in awards adjusted in amount so as to be in linear proportion to the difference between the achieved performance level and the established performance levels. No award will be earned if the threshold is not met during the three-year performance period, and no award shall be earned that exceeds 200% of the target incentive award.

        Absolute TSR goals were established by the Committee based on several inputs including historical peer performance, the TSR goals for Mr. Crowley's new hire awards, and external investor preferences. The goals were set at competitive levels to emphasize the Company's strong pay for performance philosophy.

        Relative TSR goals are depicted below. The Committee set the target goal at above median performance (i.e., 55th percentile) to align with market practice and to reflect the Company's strong pay for performance philosophy.

Performance vs. Absolute TSR Goal	Earned Payout
Below Threshold	0%
At Threshold	50%
At Target	100%
At Maximum	200%

Performance vs. Relative TSR Goal	Percentile Rank Against Fiscal Year 2018 Peer Group	Earned Payout
Below Threshold	< 30th Percentile	0%
At Threshold	30th Percentile	50%
At Target	55th Percentile	100%
At Maximum	80th Percentile	200%

        Similar to the annual incentive process, the Committee sets target LTI opportunities for our NEOs as a percentage of base salary. The Committee puts greater weight on the long-term incentive opportunity to focus management towards the overall sustained performance of the Company and approved the following target LTI opportunities for fiscal year 2018:

Named Executive Officer	Fiscal Year 2018 Target LTI (as % of Salary)	Fiscal Year 2018 Target LTI ($ Value)	Fiscal Year 2018 Target Number of Units Granted(1)
Daniel J. Crowley(2)	265%	$2,385,000	71,945
James F. McCabe	125%	$625,000	18,853
John B. Wright, II	75%	$307,500	9,275
Thomas K. Holzthum	100%	$400,000	12,065
Michael R. Abram	100%	$330,000	9,953
MaryLou B. Thomas(3)	100%	$385,000	11,613

(1)
The target number of units represents the number of PSUs and RSUs that were granted on June 9, 2017.

(2)
Does not include the replacement RSU and PSU grants for Mr. Crowley, which are described in greater detail below and included in the Grants of Plan-Based Awards table on page 60 of this proxy statement.

(3)
Ms. Thomas left the Company as Executive Vice President, Aerospace Structures effective January 5, 2018. As part of Ms. Thomas' separation agreement, Ms. Thomas forfeited all of her outstanding equity including her fiscal year 2018 LTI award.

Fiscal Year 2018 One-Time Long-Term Incentive Compensation Awards

        On August 2, 2017, the Committee, with the consent of Mr. Crowley, canceled Mr. Crowley's fiscal year 2017 LTI award less the first tranche of RSUs, which had already vested on May 15, 2017. The cancellation was to ensure compliance with the terms of the 2013 Equity and Cash Incentive Plan. The canceled award was comprised of 12,496 RSUs and 43,737 PSUs. To replace the canceled award and put Mr. Crowley in the same position that he would have been in had the award not been canceled, the Committee approved a grant of 12,496 RSUs on November 15, 2017 and a grant of 43,737 PSUs on February 5, 2018.

        Both awards in November 2017 and February 2018 have the same terms as the canceled award including target number of units, vesting schedule, and performance goals. The one-time RSU grant vests ratably on May 15, 2018 and May 15, 2019. The one-time PSU grant may be earned in 2019 based on the attainment of cumulative EPS and cumulative return on net assets ("RONA") goals.

        The following table shows the impact of the replacement awards on the values in the Summary Compensation Table for Mr. Crowley in the fiscal year ended March 31, 2018:

Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
2018(1)	900,000	—	4,410,055	—	981,000	51,664	6,342,719
2018(2)	900,000	—	2,589,607	—	981,000	51,664	4,522,271

(1)
Reflects the values included in the Summary Compensation Table on page 58 of this proxy statement and includes the replacement RSU and PSU grants for Mr. Crowley.

(2)
Does not include the replacement RSU and PSU grants for Mr. Crowley.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. Further information about the deferred compensation plan for the executives is set forth beginning on page 61 of this proxy statement. We believe that the deferred compensation is consistent with competitive practices in our industry.

Perquisites

        We provide certain of our NEOs with other benefits, reflected in the "All Other Compensation" column in the Summary Compensation Table on page 58 of this proxy statement. We believe the additional benefits are reasonable, competitive and consistent with Triumph's overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently and in the case of the tax preparation and counseling services, help them to optimize the value received from the compensation and benefit programs offered. The costs of these benefits constitute only a small percentage of each executive's total compensation. Included among the benefits are personal use of the Company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), and reimbursement of fees for financial planning services and certain legal fees and relocation expenses for Mr. Crowley. See "All Other Compensation" in the Summary Compensation Table on page 58 of this proxy statement for a description of the value of the perquisites paid to the NEOs in fiscal year 2018.

Other Compensation Matters

Employment and Change in Control Agreements

        The Company has entered into an employment agreement with Mr. Crowley and has an employment letter with Mr. McCabe. In addition, in June 2007, the Committee determined that it would be appropriate to provide employment agreements to the executive officers effective only upon the occurrence of a change in control of Triumph and a loss of employment, i.e., a "double trigger." Mr. Wright, an executive officer of the Company at that time, entered into a change in control agreement with the Company on March 7, 2008. Further information about these agreements and the benefits offered by Triumph upon termination of employment without cause or on consummation of a change in control can be found beginning on page 62 of this proxy statement.

Executive Change-in-Control and Severance Plan

        In May 2018, the Board adopted an Executive Change-in-Control and Severance Plan (the "Severance Plan"), effective as of April 1, 2018. The Severance Plan was adopted to provide senior management with certainty as to severance benefits that would be paid for designated termination of employment events, particularly as the turnaround initiatives are proceeding. The provisions detailing the change-in-control benefits are intended to encourage key management to remain with the Company, and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives can focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The general severance provisions are intended to promote stability, and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. The initial term of the Severance Plan is three years, with automatic one-year extensions thereafter unless terminated at least six months prior to expiration of the then-current term.

        For the NEOs, the change-in-control severance benefits include the following:

  •
  a lump sum payment equal to 1.5 times (2.0 times for the CEO) the sum of the officer's annual base salary as of the date of termination plus the officer's highest annual bonus, defined as the greater of (1) the annual bonus in any of the most recent past three fiscal years and (2) the annual bonus for the year of termination paid or payable including any bonus or portion thereof that has been earned but deferred;

  •
  vesting of all unvested equity awards or equity awards subject to forfeiture restrictions, with performance-based awards vesting based on actual performance (target performance if actual cannot be determined);

  •
  an amount equal to the Company portion of premiums for continued medical and dental benefits under COBRA for 18 months (24 months for the CEO); and

  •
  a reimbursement of up to $20,000 ($50,000 for the CEO) for outplacement services.

        The change-in-control benefits do not include any excise tax gross-up payments. In addition, the change-in-control benefits have a "double trigger" such that the payment of a severance benefit may only be made if there is a change in control and the officer's employment with the Company is terminated by the Company without cause or by the officer for good reason in the six months prior to a change in control or in the 24 months immediately following a change in control of the Company, each as defined in the Severance Plan.

        For the NEOs, the general severance benefits include the following:

  •
  payments, in installments, equal to 1.0 times (2.0 times for the CEO) the sum of the officer's annual base salary as of the date of termination plus the officer's target bonus opportunity in the year of termination;

  •
  vesting of all unvested equity awards or equity awards subject to forfeiture restrictions to the extent such awards were scheduled to vest in the 12 months immediately following the date of termination (18 months for the CEO), with performance-based awards vesting pro-rata at target;

  •
  an amount equal to the Company's share of premiums for continued medical and dental benefits under COBRA for 12 months (18 months for the CEO); and

  •
  a reimbursement of up to $10,000 ($25,000 for the CEO) for outplacement services.

        Each executive would be required to execute a general release of employment claims in order to receive benefits under the Severance Plan. The timing of payments under the Severance Plan are made in accordance with all applicable law. Each executive would be required to comply with any non-competition, non-solicitation, assignment of inventions and confidentiality provisions set forth in existing agreements or in the Award notice provided to an executive eligible to receive benefits under the Severance Plan.

Management Stock Ownership Guidelines

        In April 2016, the Board of Directors amended the stock ownership guidelines, prescribing minimum levels of Triumph stock ownership that our senior executives are expected to meet. The ownership target is expressed as a multiple of base salary. As amended, there are four tiers within senior management covered by the guidelines. For the CEO, the multiple is six. For the Chief Financial Officer, the multiple is three. For other executive officers and members of senior management, the multiple is two. For corporate vice presidents and company presidents, the multiple is one. An executive is required to achieve the guideline within five years of assuming a position subject to the guidelines, assuming a new position subject to a higher level of ownership or the date of any applicable increase in the guidelines approved by the Board of Directors. In addition, common stock acquired at the time of earning and vesting, and/or lapse of forfeiture restrictions for restricted share and restricted stock unit awards under the Company's equity incentive plans shall be subject to an additional requirement that 50% of such shares, on an after-tax basis, shall be held by the executive for a period of two years after acquisition. Of the current executive officers named in the Summary Compensation Table, Messrs. Crowley and Wright meet the guidelines as of March 31, 2018. Mr. McCabe joined the Company in August 2016, and Messrs. Holzthum and Abram were promoted to a position with an increased ownership levels requirement in 2016 so each has three years remaining under the guidelines to meet their respective required ownership levels.

Anti-Hedging and Pledging Policy

        We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. The policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2018.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Compensation Committee
John G. Drosdick (Chair) Paul Bourgon Dawne S. Hickton Adam J. Palmer Larry O. Spencer

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Executive Compensation Tables

Summary Compensation Table

        The following table summarizes the total compensation paid to our NEOs for each of the last three fiscal years ended March 31, 2018. There is further information about our NEOs in the 2018 Annual Report on Form 10-K enclosed with this proxy statement, and we incorporate that information into this proxy statement by reference.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Daniel J. Crowley	2018	900,000	—	4,410,055	—	981,000	51,664	6,342,719
President and Chief	2017	900,000	—	5,932,229	1,777,500	675,000	111,014	9,395,813
Executive Officer	2016	225,000	—	—	—	—	17,872	242,872

James F. McCabe	2018	500,000	—	624,977	—	408,750	8,778	1,542,505
Senior Vice President and Chief Financial Officer(6)	2017	310,000	—	292,926	—	225,502	4,207	832,635

John B. Wright, II	2018	410,000	—	307,466	—	268,140	9,776	995,382
Senior Vice President,	2017	400,000	—	395,500	—	300,000	10,702	1,106,202
General Counsel and	2016	365,000	150,000	161,568	—	—	189,391	865,959
Secretary

Thomas K. Holzthum	2018	400,000	—	399,955	—	315,000	11,478	1,126,433
Executive Vice President,
Integrated Systems

Michael R. Abram	2018	330,000	—	329,942	—	330,000	11,924	1,001,866
Executive Vice President, Product Support

MaryLou B. Thomas	2018	302,885	—	384,971	—	—	718,749	1,406,605
Former Executive Vice	2017	350,000	—	346,081	—	416,712	4,317	1,117,110
President, Aerospace Structures(7)

(1)
Represents a discretionary cash bonus awarded by the Compensation Committee for the applicable fiscal year.

(2)
The "Stock Awards" column reflects, for each fiscal year, the grant date fair value for: (a) all annual RSUs granted to the NEOs under the 2013 Plan in the applicable fiscal year; (b) all annual performance share units, or PSUs, awarded to the NEOs under the 2013 Plan in the applicable fiscal year, represented at target for each fiscal year; and (c) for Mr. Crowley, sign-on awards of restricted stock and performance shares that were granted as new hire inducement awards outside of the 2013 Plan, all on April 1, 2016. For fiscal year 2018, the grant date fair value includes the value of replacement RSU and PSU awards made to Mr. Crowley in fiscal year 2018, and an adjustment to the grant date fair value in fiscal year 2017 for the forfeited awards. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service-based vesting. The assumptions used in calculating the fair market value are set forth in Note 16, "Stock Compensation Plans" contained in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended

  March 31, 2018. For more information, see the discussion of these awards in the CD&A beginning on page 32 of this proxy statement. The awards made in fiscal year 2018 were:

Named Executive Officer	Type of Award	No. of Underlying Shares	Value ($)
Daniel J. Crowley	RSUs	28,778	954,000
	PSUs(a)	43,167	1,431,000
	Replacement RSUs	12,496	366,133
	Replacement PSUs(a)	43,737	1,110,920
James F. McCabe	RSUs	7,541	250,000
	PSUs(a)	11,312	375,000
John B. Wright, II	RSUs	3,710	123,000
	PSUs(a)	5,565	184,500
Thomas K. Holzthum	RSUs	4,826	160,000
	PSUs(a)	7,239	240,000
Michael R. Abram	RSUs	3,981	132,000
	PSUs(a)	5,972	198,000
MaryLou B. Thomas	RSUs	4,645	154,000
	PSUs(a)	6,968	231,000

(a)
Represents number of performance shares or PSUs at target for the awards made in fiscal year 2018. The PSUs will be earned and paid out only at the end of a three-year performance period upon achievement, if any, of the established performance goals. As of the end of fiscal year 2018, the first year in the three-year performance period, the performance shares or PSUs were tracking below threshold, but such performance is not indicative of the actual performance that may be achieved, if any, at the end of the performance period in fiscal year 2020.
(3)
The "Option Awards" column reflects the grant date fair value of the stock options granted as part of Mr. Crowley's sign-on stock option award determined in accordance with Accounting Standards Codification 718. The assumptions used in calculating the fair market value are set forth in Note 16, "Stock Compensation Plans" contained in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

(4)
Represents bonuses earned for the fiscal year identified under Triumph's annual incentive plan for executive officers. For a discussion of the fiscal year 2018 annual incentive plan bonuses, please see the CD&A beginning on page 32 of this proxy statement.

(5)
All Other Compensation includes (i) Triumph's match for contributions to the 401(k) plan; (ii) income imputed to the NEO under Triumph's group term life insurance policy; (iii) for Mr. Crowley, for the fiscal year 2018, personal use of Triumph's airplane ($20,672), financial planning services ($16,156) and club dues ($3,500); and (iv) for Ms. Thomas (who resigned from the Company effective January 5, 2018) severance payments totaling $716,846, which includes a relocation cash allowance of $150,000 under her separation agreement. The table below sets forth the Triumph's match for contributions to the 401(k) plan and the income imputed to the NEO under Triumph's group term life insurance policy for each NEO for fiscal year 2018:

Named Executive Officer	401(k) plan match	Group Term Life
Daniel J. Crowley	$8,100	$3,236
James F. McCabe	$7,957	$820
John B. Wright, II	$7,004	$2,772
Thomas K. Holzthum	$8,705	$2,772
Michael R. Abram	$7,165	$4,759
MaryLou B. Thomas	$444	$1,459
(6)
Mr. McCabe joined the Company on August 8, 2016.

(7)
Ms. Thomas resigned from the Company as Executive Vice President, Aerospace Structures effective January 5, 2018. The salary listed for fiscal year 2018 is the salary actually paid in fiscal year 2018 from April 1, 2017 to January 5, 2018. Ms. Thomas did not receive a bonus in fiscal year 2018, and all outstanding unvested equity awards were forfeited.

Grants of Plan-Based Awards

        The following table lists, for each of the NEOs, information about plan-based awards granted during fiscal year 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Daniel J. Crowley(5)	6/9/2017	450,000	900,000	1,800,000	—	—	—	—	—	—
	6/9/2017	—	—	—	21,583	43,167	86,334	—	—	1,431,000
	6/9/2017	—	—	—	—	—	—	28,778	—	954,000
	11/15/2017	—	—	—				12,496	—	366,133
	2/6/2018	—	—	—	21,868	43,737	87,474		—	1,110,920
James F. McCabe	6/9/2017	187,500	375,000	750,000	—	—	—	—	—	—
	6/9/2017	—	—	—	5,656	11,312	22,624	—	—	375,000
	6/9/2017	—	—	—	—	—	—	7,541	—	250,000
John B. Wright, II	6/9/2017	123,000	246,000	492,000	—	—	—	—	—	—
	6/9/2017	—	—	—	2,782	5,565	11,130	—	—	184,500
	6/9/2017	—	—	—	—	—	—	3,710	—	123,000
Thomas K. Holzthum	6/9/2017	150,000	300,000	600,000	—	—	—	—	—	—
	6/9/2017	—	—	—	3,619	7,239	14,478	—	—	240,000
	6/9/2017	—	—	—	—	—	—	4,826	—	160,000
Michael R. Abram	6/9/2017	165,000	330,000	660,000	—	—	—	—	—	—
	6/9/2017	—	—	—	2,986	5,972	11,944	—	—	198,000
	6/9/2017	—	—	—	—	—	—	3,981	—	132,000
MaryLou B. Thomas	6/9/2017	144,375	288,750	577,500	—	—	—	—	—	—
	6/9/2017	—	—	—	3,484	6,968	13,936	—	—	231,000
	6/9/2017	—	—	—	—	—	—	4,645	—	154,000

(1)
See the CD&A beginning on page 32 of this proxy statement for a discussion of these annual incentive bonuses.

(2)
Represents PSUs.

(3)
Represents RSUs.

(4)
These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The assumptions used in calculating the fair market value are set forth in Note 16, "Stock Compensation Plans" contained in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

(5)
The awards made to Mr. Crowley on November 15, 2017 and February 6, 2018 represent the replacement awards made for the forfeited 2017 annual RSU and PSU awards.

Option Exercises and Stock Vested

        The following table sets forth information concerning stock vested for each of the NEOs during the fiscal year ended March 31, 2018. No stock options were exercised during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel J. Crowley	—	—	18,748	470,262
James F. McCabe	—	—	1,051	33,317
John B. Wright, II	—	—	1,910	46,380
Thomas K. Holzthum	—	—	1841	44,968
Michael R. Abram	—	—	1,333	31,835
MaryLou B. Thomas	—	—	1,771	43,537

(1)
Does not include accrued dividends paid to Mr. Crowley ($2,000) upon lapse of forfeiture restrictions on 12,500 shares of restricted stock that vested in January 2018.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for each of the NEOs at March 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested ($)(2)
Daniel J. Crowley	75,000	75,000	28.60	4/1/2016	4/1/2026	105,841	2,667,193	133,305	3,359,286
James F. McCabe	—	—	—	—	—	9,645	243,054	19,465	490,518
John B. Wright, II	—	—	—	—	—	6,732	169,646	13,340	336,168
Thomas K. Holzthum	—	—	—	—	—	7,709	194,267	14,528	366,106
Michael R. Abram	—	—	—	—	—	6,147	154,904	11,803	297,436
MaryLou B. Thomas	—	—	—	—	—	—	—	—	—

(1)
For Mr. Crowley represents the remainder of a restricted stock new hire award subject to forfeiture restrictions and RSUs granted in fiscal years 2017 and 2018, including the replacement award and reflecting the forfeited RSU award. For Mr. McCabe, represents RSUs granted in fiscal years 2017 and 2018. For Messrs. Wright, Holzthum and Abram, represents the remainder of restricted stock awards subject to forfeiture, granted on June 24, 2015 that vest ratably on the first three anniversaries of the grant date, and RSUs granted in fiscal years 2017 and 2018.

(2)
Based on the closing price of the Company's common stock on March 29, 2018 of $25.20 per share.

(3)
For Mr. Crowley represents sign-on equity awards of performance shares and PSUs granted in fiscal years 2017 and 2018, including the replacement award and reflecting the forfeited PSU award. For Messrs. McCabe, Wright, Holzthum and Abram, represents PSUs granted in fiscal years 2017 and 2018. The performance share awards and PSUs are subject to three-year performance period and are valued at target. Actual results cannot yet be determined.

Nonqualified Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10-year U.S. Treasury rate plus 2%. During fiscal year 2018, this interest rate was 4.33%. The amount is payable following at the executive's termination of employment, in one to five-year annual increments, at the executive's election, except that, if the executive dies, the aggregate balance deferred at the time of his or her death is payable to his or her beneficiaries. None of the NEOs participated in the deferral opportunity in fiscal year 2018.

Potential Payments upon Termination of Employment or Change of Control

        The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO's employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2018, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO's separation from Triumph.

        Severance.    In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the event of a change of control as discussed below, the Compensation Committee or the independent directors of the Board may authorize additional severance benefits, although they are not obligated to do so.

        Mr. Crowley's Employment Agreement.    Effective April 1, 2016, the Company entered into an employment agreement with Daniel J. Crowley, the Company's President and Chief Executive Officer. The employment agreement, which has a four-year term, memorializes the terms of employment approved by the Board on December 28, 2015 in connection with Mr. Crowley's hire. The employment agreement provides for an annual base salary of no less than $900,000, an annual target bonus opportunity of 100% of base salary (with a maximum opportunity of 200% of base salary), an annual long-term incentive award with a target grant date value of 250% of base salary (with a maximum opportunity of 500% of base salary), and relocation benefits, not to exceed $500,000, in connection with Mr. Crowley's relocation to the Philadelphia metropolitan area. The agreement also provided that the Company would reimburse Mr. Crowley for up to $15,000 in fees paid by Mr. Crowley for financial planning services per calendar year during the employment period, and reimburse Mr. Crowley for his legal fees incurred in the negotiation and execution of the employment agreement.

        Pursuant to the employment agreement, on April 1, 2016, the Company granted Mr. Crowley a set of initial equity compensation awards consisting of 150,000 stock options and 50,000 shares of time-vesting restricted stock, in each case vesting in four equal annual installments over four years, and 50,000 shares of performance-based restricted stock, vesting in three equal installments on the second, third, and fourth anniversaries of January 4, 2016 (the "Start Date"), which is the date on which Mr. Crowley commenced employment with the Company, subject to achievement of performance goals set forth in the award agreement. Additionally, the Company granted Mr. Crowley "make-whole awards" comprised of a time-vesting restricted stock award and a performance-based restricted stock award, each of 39,567 shares, which are together intended to make Mr. Crowley whole for the loss of the supplemental executive retirement plan benefits he had with his former employer. These awards vest ratably on the fifth, sixth, and seventh anniversaries of the Start Date, subject in the case of the performance-based award to achievement of performance goals set forth in the award agreement.

        Pursuant to the employment agreement, upon a termination of Mr. Crowley's employment by the Company without cause or by Mr. Crowley for good reason, Mr. Crowley would receive, subject to his execution of a release of claims in a form reasonably satisfactory to the Company, cash severance equal to two times the sum of the base salary and target bonus (payable in equal installments over the one-year period following the date of termination), reimbursement of medical insurance premiums for up to 18 months, full vesting of the initial awards of 150,000 stock options and 50,000 time-vesting restricted shares, prorated vesting of the make-whole awards and, only if the termination of employment occurs within two years following a change in control, full accelerated vesting of the initial award of 50,000 performance-based restricted shares and all outstanding annual long-term incentive awards, with performance goals generally deemed to be achieved at target for this purpose.

        The employment agreement also contains various restrictive covenants applicable to Mr. Crowley, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Crowley's employment for any reason.

        Mr. McCabe's Employment Letter.    In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. McCabe entered into an employment letter with the Company dated July 26, 2016. Mr. McCabe is eligible to participate in the Company's annual short term incentive bonus program, with a target bonus opportunity equal to 100% of base salary and a maximum bonus opportunity equal to 200% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee on the basis of the achievement of pre-established performance goals relating to corporate and individual performance. Subject to the approval of the Compensation Committee, Mr. McCabe will also be eligible for annual performance based long-term incentive awards of 100% of base salary, comprised as follows: 30% of the value in RSUs and 70% of the value in PSUs that are eligible to be earned based on the Company's performance against certain targets established by the Compensation Committee. Mr. McCabe is also eligible to participate in the Company's employee benefit plans that are generally applicable to the Company's senior executives.

        Pursuant to the employment letter, upon termination of Mr. McCabe's employment by the Company without "cause" or by Mr. McCabe for "good reason" (each as defined in the employment letter), subject to his execution of a release of claims in a form reasonably satisfactory to the Company, Mr. McCabe will be entitled to receive a cash severance benefit equal to 12 months' base salary and, if so elected by Mr. McCabe, reimbursement of premiums associated with continued medical and dental coverage under COBRA.

        The employment letter also contains various restrictive covenants applicable to Mr. McCabe, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. McCabe's employment for any reason.

        Mr. Wright's Change of Control Employment Agreement.    We entered into a change of control employment agreement with Mr. Wright on March 7, 2008. Under the agreement, Mr. Wright will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years following a change of control of Triumph. For the purposes of the agreement, a change of control means one of the following events:

  •
  a person, entity or group becomes beneficial owner of 20% or more of our common stock or voting securities;

  •
  there is generally a change in a majority of our Board of Directors;

  •
  certain corporate reorganizations occur unless stockholders receive 50% or more of the voting securities of the surviving entity, at least a majority of the Board of Directors of the surviving entity were incumbent members of our Board and no person who did not own stock prior to the corporate reorganization becomes a 20% or more holder of the surviving entity; or

  •
  the stockholders approve a liquidation or dissolution of the Company.

        The principal provisions of the change of control employment agreement will only become effective upon the occurrence of a change of control or if Mr. Wright's employment is terminated in connection with or in anticipation of a change of control. Under the agreement, Mr. Wright's employment with Triumph will continue for two years from the date of the change of control (the "Employment Period"). During the Employment Period, Mr. Wright will continue in the position he held prior to the change of control and receive generally a monthly base salary at least equal to the highest monthly base salary paid to him by Triumph during the year prior to the change of control, an annual bonus in cash at least equal to the highest annual bonus paid to the executive for any of the three fiscal years prior to the change of control (the "Recent Annual Bonus") and incentive, savings, welfare benefit, fringe benefit and retirement plan participation at least equal to those provided to him prior to the change of control.

        The change of control employment agreement provides that if, during the Employment Period, Mr. Wright's employment is terminated by Triumph or the company resulting from a business combination other than for cause, death or disability, or is terminated by Mr. Wright for good reason (each as defined in the agreement), he will receive, in a lump sum payment, his then current base salary through the date of termination (to the extent not paid), his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued but unpaid vacation pay, his unreimbursed business expenses and an amount representing certain severance benefits. The severance benefits under the agreement will consist of:

  •
  a pro-rated bonus for the year in which the date of termination occurs, based on the higher of the recent annual bonus in the three fiscal years prior to the year in which the change in control occurs, and Mr. Wright's annual bonus for the last fiscal year (such higher amount, the "Highest Annual Bonus");

  •
  an amount equal to two times (a) Mr. Wright's annual base salary plus (b) the Highest Annual Bonus; and

  •
  a payment equal to Triumph's contributions under Triumph's qualified and supplemental defined contribution plans that Mr. Wright would have received if he had continued to be employed for two years after the date of termination.

        Mr. Wright will also receive health and other welfare benefits for two years at equal levels of coverage.

        The change of control employment agreement provides that if Mr. Wright's employment is terminated by Triumph for cause, death or disability, or is terminated by him without good reason, he will receive his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under Triumph's benefit plans for periods preceding the date of termination. In addition, if Mr. Wright's employment terminates as a result of death or disability, Mr. Wright (or his beneficiaries) will receive death or disability benefits, as applicable, a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued and unpaid vacation pay and his unreimbursed business expenses. If Mr. Wright voluntarily terminates his employment without good reason, he will also receive a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and accrued and unpaid vacation pay and his unreimbursed business expenses.

        Payments upon termination are subject to a six month delay if necessary to avoid additional tax under Section 409A of the Code. If a payment is delayed due to Section 409A, such payment will earn interest at the applicable federal rate.

        The agreement further provides that if any payment or benefit to Mr. Wright, whether pursuant to the agreement or otherwise, is subject to the excise tax imposed by the Code on "excess parachute payments," then an additional payment will be made to him so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax. However, to the extent the payment or benefit does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation under the change of control employment agreement will be reduced below such statutory threshold.

        Pursuant to the change of control employment agreement, Mr. Wright has agreed to keep confidential all secret or confidential information of Triumph obtained by him over the course of his employment.

        Bonus Payments and "Double-Trigger" Equity Acceleration on a Change in Control.    Under the Amended and Resated 2013 Equity and Cash Incentive Plan (the "2013 Plan"), in the event of a change in control (as defined in the 2013 Plan) during a performance period, the amount payable in respect of the annual short-term incentive bonus will be be equal to the NEO's highest earned short-term incentive bonus under the 2013 Plan, or any other annual bonus plan, or any comparable bonus under any predecessor or successor plan, during the last three full fiscal years prior to the change in control. In the sole discretion of the Compensation Committee, all or a portion of the short-term incentive bonus that becomes payable may be paid in shares of common stock issued under the 2013 Plan. Each of the NEOs received his fiscal year 2018 short-term incentive bonus under the 2013 Plan.

        If, within two years after the effective date of a change in control, an NEO's employment is terminated without cause then, under the 2013 Plan, (1) all of that NEO's outstanding options, restricted stock and RSUs shall become fully vested and exercisable, (2) all time-based vesting restrictions on the NEO's outstanding awards will lapse, and (3) the payout opportunities attainable under all of such NEO's outstanding performance-based awards shall be deemed to have been earned as of the date of such employment termination at the target level based upon the length of time within the performance period that has elapsed prior to the date of the employment termination. All outstanding equity awards held by the NEOs as of March 31, 2018 were made pursuant to the 2013 Plan. As of March 31, 2018, Mr. Crowley had an existing agreement that governs with respect to the acceleration of equity awards. The treatment of the equity acceleration for Messrs. McCabe, Wright, Holzthum and Abram in the tables below reflect the application of the 2013 Plan provisions.

        Accrued Pay and Regular Retirement Benefits.    In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, life insurance benefits and distribution of plan balances under Triumph's 401(k) plan.

        Similarly, except as described above, upon termination of employment, an NEO's options and restricted stock awards are subject to the terms applicable to all recipients of such awards under Triumph's applicable plans. We are not obligated to provide any special accelerated vesting of executive officers' options or restricted stock awards.

        Other than items described above, payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change of control context, discussed above, the Compensation Committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

        As described above, certain NEOs are entitled to severance and/or change in control benefits upon termination of employment without cause or for good reason. The table below sets forth the compensation that would become payable assuming that such termination was effective March 31, 2018. None of the NEOs would have received any excise tax gross-up benefits if a change in control had occurred on March 31, 2018. The calculation of equity awards is based on the closing stock price of the Company's common stock on March 29, 2018 of $25.20 per share. Messrs. Holzthum and Abram do not have employment or change in control agreements with the Company, so the table below shows the benefits that would be paid under the 2013 Plan, as described above.

Named Executive Officer	Termination Without Cause by Company or for Good Reason by Executive ($)	Termination Without Cause by Company or for Good Reason by Executive upon Change in Control ($)
Daniel J. Crowley
Cash severance	3,600,000	3,600,000
Stock options	—	—
Restricted stock(1)	1,008,699	1,008,699
Performance shares(1)	378,700	1,218,691
Restricted stock units(1)	—	1,040,105
Performance stock units(1)	—	1,097,384
Benefits(2)	266,650	266,650
Total(3)	5,254,049	8,231,529
James F. McCabe
Cash severance	500,000	500,000
Restricted stock units(4)	—	243,054
Performance stock units(4)	—	231,991
Benefits(2)	15,042	15,042
Total	515,042	990,087
John B. Wright, II
Cash severance	—	1,420,000
Restricted stock(4)	—	20,160
Restricted stock units(4)	—	149,486
Performance stock units(4)	—	177,366
Benefits(5)	—	49,928
Excise tax gross-up	—	—
Total		1,816,940
Thomas K. Holzthum
Cash severance	—	—
Restricted stock(4)	—	20,160
Restricted stock units(4)	—	174,107
Performance stock units(4)	—	183,263
Benefits	—	—
Total		377,530
Michael R. Abram
Cash severance	—	—
Restricted stock(4)	—	12,600
Restricted stock units(4)	—	142,304
Performance stock units(4)	—	148,126
Benefits	—	—
Total		303,030

(1)
For a termination without cause or for good reason, all unvested sign-on initial time-based awards accelerate and vest, and the unvested sign-on make-whole awards (time-based and performance-based) vest pro-rata. For a termination without cause or for good reason within two years after a change in control, all then-outstanding unvested initial sign-on awards (time-based and performance-based) accelerate and vest, all sign-on make-whole awards (time-based and performance-based) accelerate and vest pro-rata, and all outstanding annual long-term incentive awards fully vest, assuming achievement of target for performance-based awards.

(2)
Includes health benefits coverage for Mr. Crowley for 18 months and up to $250,000 for relocation expenses and health benefits coverage for Mr. McCabe for 12 months.

(3)
Subject to reduction if the compensation to be paid, taking into account all applicable federal, state and local income taxes and the excise tax imposed under Section 280G and Section 4999 of the Code, would result in a lower aggregate payment. For purposes of this calculation, Mr. Crowley's benefit would be reduced by $1,591,771 to avoid excise tax.

(4)
Amount payable under the 2013 Plan "double trigger" accelerated vesting provisions.

(5)
Includes payment of health care benefits for 24 months ($10,920), an amount equal to two times the Company's match under the 401(k) plan and any excess or supplemental defined contribution plans for the year in which the termination occurred ($14,008), and outplacement services up to $25,000.

CEO Pay Ratio

        The following information about the relationship between the compensation of our employees and the compensation of Mr. Crowley, our President and Chief Executive Officer, is provided in compliance with the requirements of Item 402(u) of Regulation S-K of the Securities Exchange Act of 1934.

        In fiscal year 2018, the estimated median of the annual total compensation of our employees, excluding Mr. Crowley, was $47,740. Mr. Crowley's total compensation for fiscal year 2018, as reported in the Summary Compensation Table on page 58 of this proxy statement was $6,342,719. The resulting estimated ratio of the annual total compensation of Mr. Crowley to the median of the annual total compensation of all employees was 133 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. We note that a portion of Mr. Crowley's total compensation for fiscal year 2018 comprised of an RSU grant in November 2017 and a PSU grant in February 2018, both of which were intended to replace the rescinded fiscal year 2017 annual long-term incentive awards as described on page 53. Both of these replacement grants had a grant date fair value of approximately $1.82 million. Excluding these replacement grants, the ratio would have been 95 to 1.

        As of April 4, 2018, our total population consisted of 12,771 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure ("CACM") defined as the median of 2017 Federal Wages and 401(k) match, annualized for employees not with the Company for the full year. We also excluded the following countries under the 5% de minimis exemption rule, which accounted for 521 employees, or 4% of the total population.

Country	Population

United Kingdom	382

France	69

Germany	70

        The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity securities have been authorized for issuance as of March 31, 2018:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	992,940	$30.86	4,034,003
Equity compensation plans not approved by security holders	89,567	$37.92	—

Total	1,082,507		4,034,003

(1)
Column (a) includes stock options, outstanding time-based RSUs, performance shares and PSUs (at target) made under the 2016 Directors' Plan and the 2013 Plan, and DSUs issued to non-employee directors under the Amended and Restated Directors' Stock Incentive Plan, which expired in fiscal year 2017. Column (b) provides the weighted-average exercise price for outstanding stock options. The weighted-average grant date fair value of the outstanding RSUs and DSUs is $37.92.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        As of May 17, 2018, the directors, nominees for director, named executive officers, all directors and executive officers as a group, and owners of more than 5% of our common stock in the table below, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock as shown in the table below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 17, 2018 upon the exercise of options, warrants or other rights. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or other rights that are held by that person (but not those held by any other person) and that are exercisable within 60 days from May 17, 2018 have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312.

        Unless otherwise noted, we believe that all persons named in the table have sole voting and dispositive power with respect to all shares of common stock beneficially owned by them.

        The percent of total shares outstanding is based upon 49,719,481 outstanding shares of common stock as of May 17, 2018.

Name	Number	Percent of Total Shares Outstanding
Daniel J. Crowley(1)	398,915	*
James F. McCabe(2)	3,235	*
John B. Wright, II(3)	54,578	*
Thomas K. Holzthum(4)	26,535	*
Michael R. Abram(5)	13,823	*
Paul Bourgon(6)	10,540	*
John G. Drosdick(6)	24,140	*
Ralph E. Eberhart(6)	9,140	*
Daniel P. Garton(6)	2,522	*
Dawne S. Hickton(6)	14,140	*
William L. Mansfield(6)	9,140	*
Adam J. Palmer(6)	34,140	*
Joseph M. Silvestri(6)(7)	105,408	*
Larry O. Spencer(6)	2,755	*
BlackRock, Inc.(8)	8,099,178	16.3%
The Vanguard Group(9)	4,818,480	9.7%
T. Rowe Price Associates, Inc.(10)	4,837,114	9.7%
Dimensional Fund Advisors LP(11)	3,035,035	6.1%
TIAA-CREF Investment Management, LLC/Teachers Advisors, LLC(12)	2,779,025	5.6%
LSV Asset Management(13)	2,476,354	5.0%
All executive officers and directors as a group (17 persons)(14)	712,969	1.5%

*
Less than one percent.

(1)
Consists of 314,323 shares held directly by Mr. Crowley, of which 64,567 shares of restricted stock are subject to forfeiture restrictions, currently exercisable options to purchase 75,000 shares of common stock and 9,592 shares underlying RSUs that vest in 60 days. Excludes the following:

Award	Grant Date
6,248 RSUs	May 15, 2016
43,737 PSUs (at target)	May 15, 2016
72,900 performance shares (at target)	April 1, 2016
19,186 RSUs	June 9, 2017
43,167 PSUs (at target)	June 9, 2017

(2)
Consists of 722 shares held directly by Mr. McCabe, and RSUs to acquire 2,513 shares within 60 days. Excludes the following:

Award	Grant Date
2,102 RSUs	November 9, 2016
8,153 PSUs (at target)	November 9, 2016
5,028 RSUs	June 9, 2017
11,312 PSUs (at target)	June 9, 2017
(3)
Consists of 53,342 shares held directly by Mr. Wright, and RSUs to acquire 1,236 shares within 60 days. Excludes the following:

Award	Grant Date
1,111 RSUs	May 15, 2016
7,775 PSUs (at target)	May 15, 2016
2,474 RSUs	June 9, 2017
5,565 PSUs (at target)	June 9, 2017
(4)
Consists of 24,927 shares held directly by Mr. Holzthum, and RSUs to acquire 1,608 shares within 60 days. Excludes the following:

Award	Grant Date
1,041 RSUs	May 15, 2016
7,289 PSUs (at target)	May 15, 2016
3,218 RSUs	June 9, 2017
7,239 PSUs (at target)	June 9, 2017
(5)
Consists of 12,496 shares held directly by Mr. Abram, and RSUs to acquire 1,327 shares within 60 days. Excludes the following:

Award	Grant Date
833 RSUs	May 15, 2016
5,831 PSUs (at target)	May 15, 2016
2,654 RSUs	June 9, 2017
5,972 PSUs (at target)	June 9, 2017
(6)
The beneficial ownership disclosed includes 4,105 RSUs granted on July 20, 2017 to each of Messrs. Bourgon, Drosdick, Mansfield, Palmer, Silvestri, Gen. Eberhart and Ms. Hickton under the 2016 Directors' Plan; 2,522 RSUs granted to Mr. Garton on February 19, 2018; and 2,755 RSUs granted to Gen. Spencer on February 6, 2018.

The beneficial ownership disclosed does not include any deferred stock units ("DSUs") issued to the non-employee directors under non-employee director compensation plans. As of May 17, 2018, an aggregate of 61,000 DSUs have been issued and are held by the current non-employee directors as follows:

Name	Number of DSUs
Mr. Bourgon	13,275
Mr. Drosdick	8,125
Gen. Eberhart	10,075
Mr. Garton	—
Ms. Hickton	5,000
Mr. Mansfield	8,125
Mr. Palmer	3,125
Mr. Silvestri	13,275
Gen. Spencer	—
(7)
Mr. Silvestri is the indirect beneficial owner of 10,000 shares of common stock beneficially owned by the Silvestri 2002 Trust of which Mr. Silvestri serves as an officer. He disclaims beneficial ownership of such shares.

(8)
Information is based on a Schedule 13G/A filed by BlackRock, Inc. on January 19, 2018. The Schedule 13G/A reports that on December 31, 2017, BlackRock, Inc. had sole voting power over 7,987,313 shares and sole dispositive power over 8,099,178 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
Information is based on a Schedule 13G/A filed by The Vanguard Group on February 9, 2018. The Schedule 13G/A reports that on December 31, 2017, The Vanguard Group had sole voting power over 54,492 shares, sole dispositive power over 4,761,569 shares, shared voting power over 6,700 shares and shared dispositive power over 56,911 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(10)
Information is based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2018. The Schedule 13G/A reports that on December 31, 2017, T. Rowe Price Associates, Inc. had sole voting power over 1,170,600 shares and sole dispositive power over 4,837,114 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(11)
Information is based on a Schedule 13G filed by Dimensional Fund Advisors LP ("Dimensional") on February 9, 2018. The Schedule 13G reports that on December 31, 2017, Dimensional had sole voting power over 2,901,649 shares and sole dispositive power over 3,035,035 shares. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(12)
Information is based on a Schedule 13G/A filed by TIAA-CREF Investment Management, LLC ("Investment Management") and Teachers Advisors, LLC ("Advisors") on February 14, 2018. The Schedule 13G/A reports that on December 31, 2017, Investment Management had sole voting power and sole dispositive power over 711,099 shares and Advisors had sole voting power and sole dispositive power over 2,067,926 shares. The address of Investment Management and Advisors is 730 Third Avenue, New York, NY 10017. Each of Investment Management and Advisors expressly disclaimed beneficial ownership of the other's securities holdings and each disclaimed that it is a member of a "group" with the other.

(13)
Information is based on a Schedule 13G/A filed by LSV Asset Management on February 13, 2018. The Schedule 13G/A reports that on December 31, 2017, LSV Asset Management had sole voting power over 1,142,354 shares and sole dispositive power over 2,476,354 shares. The address of LSV Asset Management is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(14)
Includes the beneficial ownership disclosed in footnotes (1) through (5), plus an aggregate of 4,020 shares owned and RSUs to acquire shares within 60 days by other executive officers. If the DSUs disclosed in footnote (6) were fully vested as of May 17, 2018, the number of shares held by all executive officers and directors as a group would have been 777,989 shares representing 1.6% of the total shares outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2018, and into the beginning of the fiscal year ending March 31, 2019, our directors, officers and greater than 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act, except one late Form 4 was filed for each of Michael R. Abram, Daniel J. Crowley, Thomas K. Holzthum, Thomas A Quigley, III, Mary Lou B. Thomas and John B. Wright, II with respect to the lapse of forfeiture restrictions relating to grants of restricted stock units.

STOCKHOLDER PROPOSALS—2019 ANNUAL MEETING OF STOCKHOLDERS

        Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2019 must be received by January 31, 2019 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal at the 2019 annual meeting of stockholders that is not included in our proxy statement for that meeting, such stockholder must submit that proposal to the Secretary of Triumph no earlier than March 13, 2019 and no later than April 12, 2019. If the stockholder fails to do so, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        Certain stockholders who share the same address may receive only one copy of the Notice, this proxy statement and our 2018 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, this proxy statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

        We will promptly provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors, John B. Wright, II

May 31, 2018

Appendix A—Triumph Group, Inc. 2018 Equity Incentive Plan

TRIUMPH GROUP, INC.
2018 EQUITY INCENTIVE PLAN

(Effective May 29, 2018)

A-i

TRIUMPH GROUP, INC.
2018 EQUITY INCENTIVE PLAN

1.  Purpose of the Plan.

        The purpose of the Plan is to encourage ownership in the Company by officers and other key personnel whose long-term employment is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in the Company's success.

2.  Definitions.

        As used herein, the following definitions shall apply:

          (a)   "Affiliate" means any entity that is, directly or indirectly, controlled by, under common control with or controlling the Company or any entity in which the Company has a significant ownership interest as determined by the Committee.

          (b)   "Automatic Exercise Date" shall mean, with respect to an Option, the last business day of the applicable term that was established by the Committee for such Option (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option if the Option initially had a ten-year term); provided that with respect to an Option that has been amended pursuant to this Plan so as to alter the term, "Automatic Exercise Date" shall mean the last business day of the term that was established by the Committee for such Option as amended.

          (c)   "Award" means a Stock Award, RSU, PSU or Option granted in accordance with the terms of the Plan.

          (d)   "Award Agreement" means a Stock Award Agreement, an RSU Award Agreement, a PSU Award Agreement or an Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Committee, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

          (e)   "Awardee" means an Employee of the Company or any Subsidiary or Affiliate who has been granted an Award under the Plan.

          (f)    "Board" means the Board of Directors of the Company.

          (g)   "Cause" has the meaning set forth in the Awardee's employment or similar agreement with the Employer or any severance or similar agreement or plan, or, if no such agreement or plan is in effect, means (i) the willful and continued failure by the Awardee (other than any such failure resulting from the Awardee's incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of the Awardee's position with the Employer after a written demand for substantial performance is delivered to the Awardee by the Board, which demand specifically identifies the manner in which the Board believes that the Awardee has not substantially performed such duties or responsibilities; (ii) the conviction of the Awardee by a court of competent jurisdiction or a plea of nolo contendere for felony criminal conduct or a crime involving moral turpitude; or (iii) the willful engaging by the Awardee in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on the Awardee's part shall be deemed "willful" unless committed or omitted by the Awardee in bad faith and without reasonable belief that the Awardee's act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that the Awardee's attention to matters not directly related to the business of the Employer shall not provide a basis for termination for Cause so long as the Board has approved the Awardee's engagement in such activities.

          (h)   "Change in Control" means any of the following:

              (i)  Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or Affiliate or (iv) any acquisition pursuant to a transaction that complies with (iii)(A), (iii)(B) and (iii)(C) of this definition;

             (ii)  Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in connection with or as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

            (iii)  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the

    Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

            (iv)  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

          (i)    "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          (j)    "Committee" means the Compensation and Management Development Committee of the Board.

          (k)   "Common Stock" means the common stock of the Company. The term "Company" shall include a corporation succeeding to the business of Triumph Group, Inc. by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

          (l)    "Company" means Triumph Group, Inc., a Delaware corporation, or its successor.

          (m)  "Disability" means that the Awardee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 8 of the Plan, the term Disability shall have the meaning ascribed to it under Code Section 22(e)(3). Whether an individual has a Disability shall be confirmed by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 8, the Committee may rely on any determination that an Awardee is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary or Affiliate in which an Awardee participates.

          (n)   "Employee" means a regular, active employee of the Company or any Subsidiary or Affiliate.

          (o)   "Employer" means the Company or any Subsidiary or Affiliate, as applicable.

          (p)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (q)   "Fair Market Value" means, with respect to a Share, unless the Committee determines otherwise, the closing price of a Share in New York Stock Exchange Composite Transaction on the relevant date, or if no sale shall have made on such exchange on that date, the closing price of a Share in New York Stock Exchange Composite Transaction on the last preceding day on which there was a sale.

          (r)   "Grant Date" means the date as of which an Award is granted.

          (s)   "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

          (t)    "Nonstatutory Stock Option" means an Option that is not intended to qualify as an Incentive Stock Option.

          (u)   "Option" means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the "Option Agreement"). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

          (v)   "Participant" means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

          (w)  "Performance Goals" means financial or operating, stock performance-related or individually-based goals established for an Award by the Committee, or, pursuant to delegated authority, by a delegate.

          (x)   "Performance Period" means the period established by the Committee for an Award for which Performance Goals are established.

          (y)   "Plan" means this Triumph Group, Inc. 2018 Equity Incentive Plan, as amended from time to time.

          (z)   "PSUs" or "Performance Share Units" means RSUs awarded under Section 10 of the Plan with Performance Goals and a Performance Period determined for such Award, and with such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the "PSU Award Agreement").

          (aa) "Repriced" means (i) any transaction performed with the intent or effect of (A) reducing the exercise price of any outstanding Option, (B) cancelling or exchanging outstanding Options in exchange for cash, other Awards or replacement Options, including through a tender offer process, with exercise prices that are less than the exercise price of the cancelled or exchanged Options, or (C) any similar share exchange transaction involving outstanding Awards; or (ii) any transaction defined as repricing under the New York Stock Exchange rules for listed companies.

          (bb) "Retirement" means retirement from active employment with the Company or a Subsidiary pursuant to its relevant policy on retirement as determined by the Committee.

          (cc) "RSU" means a restricted stock unit as set forth in Section 10 of the Plan.

          (dd) "RSU Award" means an Award of RSUs in accordance with Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the "RSU Award Agreement").

          (ee) "Share" means a share of Common Stock, as adjusted, if applicable, in accordance with Section 15 of the Plan.

          (ff)  "Stock Award" means an award or issuance of Shares made under Section 9 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the "Stock Award Agreement").

          (gg) "Subsidiary" means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

          (hh) "Termination of Employment" means, with respect to any Employee, the Employee's ceasing to be an Employee; provided, however, that for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or one of its Subsidiaries; and provided further that for any Award subject to Section 409A, Termination of Employment means a separation from service within the meaning of Section 409A. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

3.  Shares Subject to the Plan.

        (a)    Aggregate Limits.    Subject to Section 15(a), the aggregate number of Shares subject to Awards granted under the Plan is 2,000,000 Shares. Any Shares subject to Awards that are cancelled, expire or are forfeited without the issuance of any Shares shall be available for re-grant under the Plan. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Shares are (i) Shares tendered or withheld in payment of the Option exercise price, or (ii) Shares delivered to or withheld by the Company to satisfy any tax withholding obligation authorized by the Committee. Shares issued in payment of any Award may either be authorized and unissued Shares or treasury Shares. Any cash tendered to pay any exercise price or to meet tax withholding obligations will not be used by the Company to purchase additional Shares on the open market for use under this Plan.

        (b)    Code Sections 422 and 409A.    Subject to Section 15(a), the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 2,000,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 15(a) only to the extent that such adjustment will not affect the ability to grant or constitute a "modification" in the case of Incentive Stock Options as defined in Code Section 424, or in the case of Nonstatutory Stock Options, constitute a "modification" within the meaning of Code Section 409A.

        (c)    Award Vesting Limitations.    Notwithstanding anything to the contrary in this Plan, but subject to Section 15 of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the applicable date of grant; provided, however, that notwithstanding the foregoing, Awards that result in the issuance of up to five percent (5%) of the Shares of Common Stock available pursuant to Section 3(a) may be granted to any one or more Participants without respect to such minimum vesting provisions.

4.  Administration of the Plan.

        (a)    Procedure.

          (i)    Administrator.    The Plan shall be administered by the Committee.

          (ii)    Delegation of Authority for the Day-to-Day Administration of the Plan.    Except to the extent prohibited by applicable law (including applicable stock exchange rules), the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.

        (b)    Powers of the Committee.    Subject to the other provisions of the Plan, the Committee shall have the authority, in its discretion:

          (i)    to select the Employees to whom Awards are to be granted hereunder;

          (ii)   to determine the number of Shares to be covered by each Award granted hereunder;

          (iii)  to determine the type of Award to be granted to the selected Employees;

          (iv)  to approve forms of Award Agreements for use under the Plan;

          (v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

          (vi)  to correct administrative errors;

          (vii) to construe and interpret the terms of the Plan and Awards granted under the Plan;

          (viii)  to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of applicable laws and procedures;

          (ix)  to prescribe, amend and rescind rules and regulations relating to the Plan;

          (x)   to modify or amend each Award, including, but not limited to, the acceleration of vesting or exercisability; provided, however, that any such amendment is subject to Section 15 and may not impair any outstanding Award unless agreed to in writing by the Participant;

          (xi)  to allow Participants to satisfy withholding tax amounts by electing (in such form and under such conditions as the Committee may provide) to have the Company withhold from the Shares to be issued upon exercise of a Nonstatutory Stock Option or vesting or lapse of forfeiture of a Stock Award or RSU Award, that number of Shares having a Fair Market Value equal to the maximum that can be withheld in the applicable jurisdiction;

          (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

          (xiii)  to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation: (A) restrictions under an insider trading policy; and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

          (xiv) to determine the duration and purpose of leaves of absences which may be granted to an Awardee without constituting a Termination of Employment for purposes of the Plan, subject to the applicable requirements of Code Section 409A; and

          (xv) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

        (c)    Effect of Committee's Decision.    All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.  Eligibility.

        Awards may be granted only to Employees.

6.  Term of Plan.

        The Plan became effective upon its approval by the Board on May 29, 2018, subject to approval of the Plan by the stockholders of the Company at the 2018 Annual Meeting of stockholders to be held on July 11, 2018. The Plan shall continue in effect for a term of ten (10) years from the effective date of the Plan, unless an amendment to extend the term is approved by stockholders of the Company under Section 16.

7.  Term of Awards.

        The term of each Award shall be determined by the Committee and stated in the Award Agreement. In the case of an Option, the term shall be no longer than ten (10) years from the Grant Date; provided, however, that if an Awardee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Awardee, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) no more than five years from the date of grant.

8.  Options.

        (a)    General.    Each Option shall be evidenced by an Option Agreement, the terms and conditions of which are consistent with the following:

          (i)    Exercise Price.    The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be no less than 100% of the Fair Market Value per Share on the Grant Date. If an Awardee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Awardee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

          (ii)    No Option Repricings.    Other than in connection with a change in the Company's capitalization (as described in Section 15(a)), the exercise price of an Option may not be Repriced without stockholder approval.

          (iii)    Vesting Period, Performance Goals and Exercise Dates.    Options granted under the Plan shall vest and be exercisable at such time, subject to achievement of designated Performance Goals and/or in such installments during the period prior to the expiration of the Option's term as determined by the Committee and set forth in the Option Agreement. The minimum vesting schedule for Options shall be one year from the date of grant.

          (iv)    Form of Consideration.    The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

            (1)   cash;

            (2)   check or wire transfer (denominated in U.S. Dollars);

            (3)   subject to any conditions or limitations established by the Committee, Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised and/or applicable withholding taxes arising as a result of such exercise in accordance with Section 14;

            (4)   consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Committee;

            (5)   such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable law; or

            (6)   any combination of the foregoing methods of payment.

        (b)    Option Limitations/Terms.

          (i)    Eligibility for Incentive Stock Options.    Only employees (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

          (ii)    $100,000 Limitation for Incentive Stock Options.    Notwithstanding the designation "Incentive Stock Option" in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 8(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

        (c)    Effect of Termination of Employment on Options.

          (i)    General.    Upon an Awardee's Termination of Employment other than as a result of circumstances described in Section 13, any outstanding vested Option granted to such Awardee, to the extent not theretofore exercised, shall terminate ninety (90) days after the date of the Awardee's Termination of Employment. Subject to Section 15(c), any unvested Options terminate upon an Awardee's Termination of Employment.

          (ii)    Specific Termination Events.    The impact of specific termination events set forth in Section 13 shall apply to Options.

        (d)    Exercise of an Option.

          (i)    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Option Agreement.

          (ii)   An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

          (iii)  Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option.

          (iv)  An Option may not be exercised for a fraction of a Share.

        (e)    Expiration of Option Term: Automatic Exercise of In-The-Money Options.    Unless otherwise determined by the Committee (in an Award Agreement or otherwise) or as otherwise directed in writing to the Company by a Participant holding an Option, each Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. Payment of the exercise price of any such Option and related tax obligations shall be "net settled" to the maximum extent permitted by applicable law. Unless otherwise determined by the Committee, this Section 8(e) shall not apply to an Option if the Participant incurs a Termination of Employment on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per share of Common Stock on the Automatic Exercise Date shall be exercised pursuant to this Section 8(e).

9.  Stock Awards.

        Each Stock Award shall be evidenced by a Stock Award Agreement, the terms and conditions of which are consistent with the following:

        (a)    Restrictions and Performance Goals.    Stock Awards shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, and/or subject to such Performance Goal(s) as established under Section 11 and with such Performance Period as determined by the Committee or, if applicable, a delegate of the Committee. The minimum restricted period or Performance Period for a Stock Award shall be one year from the date of grant.

        (b)    Forfeiture.    Upon the Awardee's Termination of Employment (other than as provided below in Section 13), the Shares subject to a Stock Award that have not been earned or vested pursuant to the Stock Award Agreement shall be forfeited.

        (c)    Rights as a Stockholder.    The Awardee shall be a stockholder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) upon the grant of the Stock Award; provided, however, such rights are forfeited if the Shares subject to the Stock Award are forfeited, and no certificate representing ownership of the Shares shall be issued to the Awardee until such lapse of forfeiture occurs.

        (d)    Dividends.    Dividends that are declared and paid on the outstanding shares of Common Stock during any period for which forfeiture restrictions apply to a Stock Award shall not be paid at the time dividends are paid to stockholders, but shall be accrued, without interest, and paid out when such forfeiture restrictions lapse; provided, that any accrued dividends are forfeited to the extent the underlying shares under the Award are forfeited.

10.  RSU Awards.

        The terms and conditions of a grant of a RSU Award shall be reflected in a RSU Award Agreement. RSUs shall be earned, and forfeiture restrictions shall lapse, at such time, in such installments, and/or subject to such Performance Goal(s) and with such Performance Period as determined by the Committee or, if applicable, a delegate of the Committee. No Shares shall be issued at the time a RSU Award is granted, and the Company will not be required to set aside a fund for the payment of any such RSU Award. A Participant shall have no voting or dividend rights with respect to any RSUs granted hereunder until the Shares, if any, underlying the RSU Award are earned and issued.

        (a)    Restrictions.    A RSU Award shall be subject to (i) forfeiture until the expiration of the restricted period established by the Committee, and/or, for a PSU Award, satisfaction of any applicable Performance Goals as established under Section 11 during a designated Performance Period, to the extent provided in the applicable PSU Award Agreement, and to the extent such RSUs or PSUs are forfeited, all rights of the Awardee to such RSUs or PSUs shall terminate without further obligation on the part of the Company, and (ii) such other terms and conditions as may be set forth in the applicable RSU Award Agreement or PSU Award Agreement. The minimum restricted period or Performance Period for RSU Awards shall be one year from the date of grant.

        (b)    Settlement of Restricted Stock Units and Performance Share Units.    Upon the expiration of the restricted period with respect to any outstanding RSUs, and satisfaction of the applicable Performance Goals for the Performance Period for any outstanding PSUs, the Company shall deliver to the Awardee, or his or her beneficiary, without charge, one Share for each such outstanding RSU for which forfeiture restrictions have lapsed, or for each outstanding PSU which has been earned; provided, however, that, if explicitly provided in the applicable RSU Award Agreement or PSU Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of delivering only Shares for such RSUs or PSUs. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the Fair Market Value of the Shares as of the date on which the restricted period lapsed with respect to such RSUs, or the date on which the Committee or, if applicable, a delegate of the Committee, determines that the applicable Performance Goals have been met for PSUs.

        (c)    Dividend Equivalents.    Unless set forth in an Award Agreement, no dividend equivalents will be paid on any RSU Award or PSU Award. Dividend equivalents, if added in an Award Agreement, shall only be paid to the extent the RSU Award or PSU Award is earned and paid.

11.  Performance-Based Awards.

        The Committee will establish, in writing, the Performance Goals and the Performance Period for each applicable Award; provided, however, that where the determination of the Performance Goals and Performance Period for any Award for which the Committee has delegated authority under Section 4(a), the authority to establish Performance Goals and a Performance Period is also delegated. Such Performance Goals may vary by Awardee and by Award. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Awardees.

12.  Compliance with Conditions.

        The Committee has the authority, which may be delegated to the extent permitted by applicable law, to set forth conditions and requirements, including, without limitation, restrictive covenants, in any Award Agreement. Any failure to comply with such conditions or requirements, either during the employment period or after Termination of Employment, as applicable, may subject the Award to forfeiture, or to any applicable clawback policy.

13.  Impact of Termination of Employment Events.

        The following Termination of Employment events shall have the following consequences for outstanding Awards.

        (a)    Disability of an Awardee.

          (i)    Options.    Subject to Section 13(g), upon an Awardee's Termination of Employment as a result of the Awardee's Disability, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a Disability; provided, that the Option will expire at the expiration of the stated term if earlier.

          (ii)    Stock Awards, RSU Awards and PSU Awards.    If an Awardee's Termination of Employment is due to the Awardee's Disability:

            (1)   all outstanding and unvested Stock Awards and RSU Awards not described in subsection (a)(ii)(2) that would have vested prior to the first anniversary of the date of Termination of Employment will accelerate, all forfeiture restrictions will lapse, and the Shares will be issued within thirty (30) days after the date of Termination of Employment; and

            (2)   subject to Section 15(c), all outstanding Stock Awards and RSU Awards that are conditioned upon achievement of one or more Performance Goals and granted to such Awardee with a Performance Period ending prior to the first anniversary of the Date of Termination shall continue to be subject to the applicable Performance Goals and paid out, if earned and vested, after the end of the Performance Period when it is determined whether the

    Award is earned, but in no event later than March 15 in the year following the end of the Performance Period.

        (b)    Death of Awardee.

          (i)    Options.    Upon an Awardee's Termination of Employment as a result of the Awardee's death, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a death; provided, that the Option will expire at the expiration of the stated term if earlier. If an Option is held by the Awardee when he or she dies, the Option may be exercised by the beneficiary designated by the Awardee, the executor or administrator of the Awardee's estate or, if none, by the person(s) entitled to exercise the Option under the Awardee's will or the laws of descent or distribution.

          (ii)    Stock Awards, RSU Awards and PSU Awards.    Any outstanding Stock Awards, RSU Awards and PSU Awards shall be forfeited upon the death of the Awardee.

        (c)   Retirement of an Awardee.

          (i)    Subject to Section 13(g), upon an Awardee's Termination of Employment as a result of the Awardee's Retirement, all outstanding vested and exercisable Options granted to such Awardee shall remain exercisable for one year after Termination of Employment as a result of a Retirement; provided, that the Option will expire at the expiration of the stated term if earlier.

          (ii)    Stock Awards, RSU Awards and PSU Awards.    If an Awardee's Termination of Employment is due to the Awardee's Retirement:

            (1)   all outstanding and unvested Stock Awards and RSU Awards not described in subsection (c)(ii)(2) that would have vested prior to the first anniversary of the date of Termination of Employment will accelerate, all forfeiture restrictions will lapse and the Shares will be issued within thirty (30) days after the date of Termination of Employment; and

            (2)   subject to Section 15(c), all outstanding Stock Awards and RSU Awards that are conditioned upon achievement of one or more Performance Goals and granted to such Awardee with a Performance Period ending prior to the first anniversary of the Date of Termination shall continue to be subject to the applicable Performance Goals and paid out, if earned and vested, after the end of the Performance Period when it is determined whether the Award is earned, but in no event later than March 15 in the year following the end of the Performance Period.

        (d)    Voluntary Severance Incentive Program.    Upon an Awardee's Termination of Employment as a result of participation in a voluntary severance incentive program of the Company or a Subsidiary approved by the Board or a committee of the Board, the Board or the Committee shall take action to:

          (i)    vest all outstanding Options granted to the Awardee, with such vested Options remaining exercisable until the expiration of the stated term of the Option; and

          (ii)   vest and lapse all forfeiture restrictions on all outstanding time-based Stock Awards and RSU Awards granted to such Awardee and provide that all such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than March 15th following the year of such Termination of Employment.

        (e)    Divestiture.    If an Awardee will cease to be an Employee because of a divestiture by the Company (the determination of whether a divestiture will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion,:

          (i)    fully vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and

          (ii)   accelerate the vesting of and lapse of forfeiture restrictions on all or a portion of any outstanding time-based Stock Awards or RSU Awards granted to such Awardee, and provide that such Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than March 15th following the year of such Termination of Employment.

        (f)    Work Force Restructuring or Similar Program.    If an Awardee will cease to be an Employee because of a work force restructuring or similar program (the determination of whether a work force restructuring will occur shall be made by the Committee in its sole discretion), prior to such Termination of Employment, the Committee may, in its sole discretion:

          (i)    vest some or all of the outstanding Options granted to the Awardee, and such Options shall remain exercisable until the expiration of the stated term of the Option; and

          (ii)   accelerate the vesting of, and lapse of forfeiture restrictions on, all or a portion of any outstanding Stock Awards or RSU Awards granted to such Awardee, and provide that all such RSU Awards shall be settled as soon as practicable following such Termination of Employment, but in no event later than March 15th following the year of such Termination of Employment.

        (g)    Post-Termination of Employment Restrictions.    The following provisions will apply to the extended exercisability, vesting, or continuation of any Award following a Termination of Employment:

          (i)    The Awardee shall not, without prior written authorization from the Company, use in other than the business of the Company or any of its Subsidiaries or Affiliates, any confidential information or material relating to the business of the Company or its Subsidiaries or Affiliates, either during or after employment with the Company or any of its Subsidiaries or Affiliates;

          (ii)   The Awardee shall disclose promptly and assign to the Company or one of its Subsidiaries or Affiliates, as appropriate, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Awardee during employment by the Company or any of its Subsidiaries or Affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its Subsidiaries or Affiliates and shall do anything reasonably necessary to enable the Company or one of its Subsidiaries or Affiliates, as appropriate, to secure a patent where appropriate in the United States and in foreign countries; and

          (iii)  An Awardee who has a Termination of Employment due to Retirement shall render, as a consultant and not as an Employee, such advisory or consultative services to the Company as shall be reasonably requested in writing from time to time by the Company, consistent with the state of the retired Awardee's health and any employment or other activities in which such Awardee may be engaged. For purposes of the Plan, the Awardee shall not be required to devote a major portion of time to such services and shall be entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with the performance of such services. Notwithstanding the foregoing, if any Award is subject to Code Section 409A and such Award is payable upon the Awardee's separation from service (as defined in Code Section 409A), any such advisory or consultative services shall not cause the Awardee to be in violation of Code Section 409A.

        (h)    Options.    If the Participant does not exercise an Option within the additional time specified in accordance with this Section 13, the Option (to the extent not exercised) shall automatically terminate at the end of the extended exercise period; provided, however, if applicable, the provisions of Section 8(e) shall apply.

14.  Withholding.

        (a)    Required Withholding.    All Awards under the Plan shall be subject to applicable federal (including FICA), state, local and foreign tax withholding requirements. The Employer may require the Participant or other person receiving or exercising an Award to pay to the Employer the amount of any federal, state, local or foreign taxes that the Employer is required to withhold with respect to such Award, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Award.

        (b)    Authority to Withhold Shares.    The Committee may authorize that the Company's tax withholding obligation with respect to any Award paid in Common Stock shall be satisfied by having shares of Common Stock withheld at the time such Award becomes taxable in an amount equal to the maximum tax withholding obligation in compliance with applicable law. In addition, the Committee may allow Participants to elect to have such authorized share withholding applied (or not) to particular Awards. The election must be in a form and manner prescribed by the Company and may be subject to limits imposed by the Committee.

15.  Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale; Change in Control.

        (a)    Changes in Capitalization.    Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award. Any adjustments made under this Section 15(a) shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.

        (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, other than a dissolution or liquidation that is defined as a Change of Control, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Committee may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

        (c)    Change in Control.    The provisions of this Section 15(c) shall apply in the case of a Change in Control. If more specific terms are set forth in any separate plan document or agreement between the Company and any Awardee, such separate plan or agreement shall govern the treatment of Awards.

          (i)    Awards Not Assumed or Substituted by the Surviving Entity.    Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (A) outstanding Options, Stock Awards and RSUs, and other Awards in the nature of rights that may be exercised, shall become fully vested and exercisable, (B) time-based vesting restrictions on outstanding Awards shall lapse, and (C) the payout opportunities attainable under all outstanding performance-based Awards shall be deemed to have been earned as of the date of the Change in Control based upon an assumed achievement of all relevant Performance Goals at actual Performance Goal achievement; provided that if such actual achievement cannot be determined, then at target level, and, subject to Section 15(c)(iv) and Section 22, there shall be a pro rata payout to Awardees (or their beneficiaries) within 30 days following the date of the Change in Control (unless a later date is required by Section 22 hereof) based upon the length of time within the Performance Period that has elapsed prior to the date of the Change in Control. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

          (ii)    Awards Assumed or Substituted by Surviving Entity.    With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within two years after the effective date of the Change in Control, an Awardee's employment is terminated without Cause or (subject to the following sentence) the Awardee resigns for "good reason" in connection with a Change in Control then (A) all of that Awardee's outstanding Options, Stock Awards, RSUs and other Awards in the nature of rights that may be exercised shall become fully vested and exercisable, (B) all time-based vesting restrictions on the Awardee's outstanding Awards shall lapse, and (C) the payout opportunities attainable under all of such Awardee's outstanding performance-based Awards shall be deemed to have been earned as of the date of such employment termination at the target level, and (subject to Section 15(c)(iv) and Section 22) there shall be a pro rata payout to the Awardee or his or her beneficiary within 30 days following the date of the employment termination (unless a later date is required by Section 22 hereof) based upon the length of time within the Performance Period that has elapsed prior to the date of the employment termination; provided, however, if a severance plan or agreement or employment agreement in place at the time of the Change in Control provides for additional acceleration, the terms of such severance plan or agreement or employment agreement shall control. With regard to each Award, an Awardee shall not be considered to have resigned for "good reason" unless either (1) the Award Agreement includes a "good reason" termination right in connection with a Change in Control or (2) the Awardee is or was, prior to the Change in Control, party to an employment agreement or severance or similar agreement or plan with the Company or a Subsidiary or Affiliate that includes provisions in which the Awardee is permitted to resign for "good reason" in connection with a Change in Control (as defined in such agreement or plan). To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

          (iii)    Equitable Adjustments.    The Committee, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

          (iv)    Code Section 409A.    No action shall be taken under this Section 15(c) which shall cause an Award to fail to be exempt from or comply with Code Section 409A.

          (v)    Consent.    Notwithstanding any other provision of the Plan or any Award Agreement, the provisions of this Section 15(c) may not be terminated, amended, or modified upon or after a Change of Control in a manner that would adversely affect an Awardee's rights with respect to an outstanding Award without the prior written consent of the Awardee.

16.  Amendment and Termination of the Plan.

        (a)    Amendment and Termination.    The Committee may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by applicable law (including applicable stock exchange requirements). In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:

          (i)    materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15;

          (ii)   reduce the minimum exercise price for Options granted under the Plan;

          (iii)  Reprice any outstanding Awards, other than in connection with a change in the Company's capitalization (as described in Section 15(a)); or

          (iv)  change the class of persons eligible to receive Awards under the Plan.

        (b)    Effect of Amendment or Termination.    No amendment, suspension or termination of the Plan shall impair the rights of any Participant under an outstanding Award, unless agreed to in a writing signed by the Participant and the Company. Termination of the Plan shall not affect the Committee's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

        (c)    Effect of the Plan on Other Arrangements.    Neither the adoption of the Plan by the Board or the Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock, restricted stock units, stock options or other incentive compensation awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.  Non-Transferability of Awards.

        Unless provided otherwise in an Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution.

18.  Designation of Beneficiary.

        (a)   An Awardee may file a written designation of a beneficiary who is to receive the Awardee's rights pursuant to Awardee's Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under applicable law.

        (b)   Such designation of beneficiary may be changed by the Awardee at any time by written notice in a form approved by the Committee. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee's death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one of the dependents or relatives of the Awardee to exercise the Award to the extent permissible under applicable law.

19.  No Right to Awards or to Employment.

        No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Subsidiaries or Affiliates. Further, the Company and its Subsidiaries or Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.  Clawback.

        The Company shall have the right to recoup or "claw back" any payment made with respect to an Award under the Plan to the extent necessary to comply with applicable Federal securities laws or any Board- or Committee-approved plan or policy.

21.  No Section 83(b) Election.

        No Awardee may make an election under Code Section 83(b) with respect to any Stock Award or RSU Award granted hereunder.

22.  Legal Compliance.

        Shares shall not be issued pursuant to the exercise of an Award unless the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Without limiting the foregoing, the Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Committee shall make a good faith effort to interpret and administer the Plan in compliance therewith. Any payments described in the Plan that are due within the "short-term deferral period" as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of Code Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Awardee's Termination of Employment shall instead be paid on the first payroll date after the six-month anniversary of the Participant's separation from service (or the Participant's death, if earlier), (b) amounts payable upon an Awardee's Termination of Employment shall only be payable if such termination constitutes a "separation from service" within the meaning of Code Section 409A, and (c) except to the extent acceleration or deferral is permitted by or complies with the requirements of Code Section 409A, neither the time nor schedule of any payment or exercise of an Award will accelerate or be deferred. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

23.  Inability to Obtain Authority.

        To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

24.  Reservation of Shares.

        The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

25.  Notice.

        Any written notice to the Company required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall be effective when received.

26.  Governing Law; Interpretation of Plan and Awards.

        (a)   This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

        (b)   In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the provisions of the Plan or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

        (c)   The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

        (d)   The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

        (e)   All questions arising under the Plan or under any Award shall be decided by the Committee in its total and absolute discretion.

27.  Limitation on Liability.

        The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

        (a)    The Non-Issuance of Shares.    The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

        (b)    Tax Consequences.    Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

Appendix B—Reconciliation of GAAP and Non-GAAP Financial Measures
and Adjustments Made to Non-GAAP Performance Metrics

        In fiscal year 2018, we adjusted our operating income and free cash flow performance metrics in our annual incentive plan. The tables below provide a reconciliation between the GAAP and non-GAAP operating income, and shows how free cash flow (a non-GAAP metric) was calculated and adjusted, as used in the determination of our annual incentive plan payouts.

($ in thousands)	12 Fiscal Months Ended March 31, 2018
Operating income (GAAP)	$(362,406)
Add back: Loss on divestitures	30,741
Add back: Goodwill impairment	535,277
Exclude OPEB curtailment gain	(14,576)
Other negative discretion	(17,138)
Adjusted operating income(1)	$171,898

($ in thousands)	12 Fiscal Months Ended March 31, 2018
Cash flow from operations (GAAP)	$(288.894)
Capital expenditures	(42,050)
Free cash flow(1)	$(330,944)

($ in thousands)	12 Fiscal Months Ended March 31, 2018
Free cash flow(1)	$(330,944)
Less: Benefit from Boeing cash advance	(208,516)
Adjusted free cash flow(1)	$(539,460)

(1)
This is a non-GAAP performance measure.

        Adjusted income from continuing operations before income taxes, adjusted income from continuing operations and adjusted income from continuing operations diluted per share, before non-recurring costs is provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to income from continuing operations before income taxes, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP.

B-1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TRIUMPH GROUP, INC. 899 Cassatt Road, Suite 210 Berwyn, PA 19312 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Nominees Paul Bourgon For 0 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 0 01 The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For 0 Against 0 Abstain 0 02 Daniel J. Crowley 2. To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2018. 03 Ralph E. Eberhart 0 0 0 0 0 0 04 Daniel P. Garton 3. To approve the Triumph Group, Inc. 2018 Equity Incentive Plan. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2019. 05 Dawne S. Hickton 4. 06 William L. Mansfield 07 Adam J. Palmer The Board of Directors recommends you vote AGAINST proposal 5: For 0 Against 0 Abstain 0 08 Joseph M. Silvestri 5. Stockholder proposal to reduce the threshold to call special stockholder meetings to 10% of outstanding shares. 09 Larry O. Spencer NOTE: At their discretion, the named proxies are authorized to consider and vote upon other business as may properly come before the meeting or any postponements or adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000383921_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com TRIUMPH GROUP, INC. Annual Meeting of Stockholders Armed Forces Benefit Association The Charles C. Blanton Building, 909 North Washington Street Alexandria, Virginia 22314 July 11, 2018 9:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Daniel J. Crowley, James F. McCabe and John B. Wright, II as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on July 11, 2018, and at any and all postponements or adjournments thereof. This proxy will be voted as directed. If no direction is given with respect to proposals 1, 2, 3, 4 and 5, the proxies will vote FOR each of the nominees in proposal 1, FOR proposals 2, 3 and 4 and AGAINST proposal 5 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement and adjournment of such meeting. Continued and to be signed on reverse side 0000383921_2 R1.0.1.17